Exhibit 10.1

OFFICE FULL-SERVICE LEASE
between
30 MONTGOMERY OWNER, LLC,
a Colorado limited liability company,
AS LANDLORD
and
Compass Pathways, Inc., a Delaware corporation
AS TENANT
for

30 MONTGOMERY

-i-
4848-2192-4075.2

    Page
ARTICLE 2 DEFINITIONS    1
ARTICLE 3 PREMISES, TERM AND DELIVERY OF POSSESSION    7
ARTICLE 4 RENT    8
ARTICLE 5 SECURITY DEPOSIT    10
ARTICLE 6 USE    11
ARTICLE 7 UTILITIES AND SERVICES    14
ARTICLE 8 CONDITION OF THE PREMISES    16
ARTICLE 9 REPAIRS AND MAINTENANCE    17
ARTICLE 10 ALTERATIONS AND ADDITIONS    18
ARTICLE 11 CERTAIN RIGHTS RESERVED BY LANDLORD    20
ARTICLE 12 RULES AND REGULATIONS    21
ARTICLE 13 TRANSFERS    21
ARTICLE 14 DESTRUCTION OR DAMAGE    24
ARTICLE 15 EMINENT DOMAIN    25
ARTICLE 16 INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY    26
ARTICLE 17 INSURANCE    27
ARTICLE 18 DEFAULT    30
ARTICLE 19 LANDLORD REMEDIES AND DAMAGES    32
ARTICLE 20 HOLDING OVER    36
ARTICLE 21 SURRENDER OF PREMISES    37
ARTICLE 22 BROKERAGE FEES    37
ARTICLE 23 NOTICES    38
ARTICLE 24 RELOCATION OF PREMISES    38
ARTICLE 25 SIGNAGE    38
ARTICLE 26 LENDER PROVISIONS    39
ARTICLE 27 BANKRUPTCY OR INSOLVENCY    40
ARTICLE 28 MISCELLANEOUS    42

4901-9524-1072, v. 1

SUMMARY OF BASIC LEASE INFORMATION
This Summary of Basic Lease Information (the "Lease Summary") is hereby incorporated into and made a part of the attached Office Full-Service Lease (this Lease Summary and the Office Full-Service Lease to be known collectively as the "Lease"). In the event of a conflict between the terms of this Lease Summary and the Office Full-Service Lease, the terms of the Office Full-Service Lease will prevail. Any capitalized terms used herein and not otherwise defined herein will have the meaning as set forth in the Office Full-Service Lease.

1. Effective Date:	June 3, 2026.
2. Landlord:	30 MONTGOMERY OWNER, LLC, a Colorado limited liability company.
3. Address of Landlord:
30 Montgomery Owner, LLC
c/o Lamar Companies
10 Kings Road, Suite 1
Madison, New Jersey 07940
Attn: General Counsel/Lease Administration
With a copy of notice and correspondence to:
30 Montgomery Owner, LLC
c/o Lamar Companies
10789 Bradford Road, Ste 200
Littleton, CO 80127
Attn: Mark Kalkus

4. Tenant:	Compass Pathways, Inc., a Delaware corporation
5. Address of Tenant:	Compass Pathways, Inc. 44 W. 37th Street, 7th Floor New York, NY 10018
6. Premises:
Suite No. 340, which the parties agree contains 6,327 leasable square feet, in the Building. The Premises are outlined on the floor plan attached to this Lease as Exhibit A and do not include the exterior walls or roof of the Building or any of the Common Areas of the Project.

7. Building:
The building of which the Premises are a part (the "Building") located at 30 Montgomery Street, Jersey City, New Jersey 07302 as shown on Exhibit B , on the real property described on Exhibit C (together with the Building and any other improvements located thereon now or in the future, the "Project"). The Project is known as "30 Montgomery." The parties agree that the Project contains 361,725 leasable square feet. No representation is being made that the Project will contain any certain land or that the Project will have any certain configuration or contain any specific tenants or occupants.

Lease Summary, Page (1)

8. Term:
(a) Lease Term:		Twelve (12) full calendar months.
(b) Commencement Date:
The date on which Landlord makes the Premises available to Tenant.
The anticipated Commencement Date is the Effective Date.
The Premises shall be delivered on the Commencement Date (a) vacant and in broom-clean condition, free of any occupancy rights of others, (b) to Landlord's knowledge, in compliance with all applicable Laws and free of any Hazardous Materials that require removal or remediation (provided that, in any event, if it is determined that the Premises were delivered to Tenant on the Commencement Date not in compliance with any applicable Laws (including, if applicable, those pertaining to Hazardous Materials) or with any Hazardous Materials therein that are in violation of applicable Laws, then Landlord shall be responsible, at Landlord’s cost (and not included in Operating Costs), for all work required to correct such non-compliance and/or remove or remediate such Hazardous Materials, as applicable) and (c) with the mechanical, plumbing, electric, HVAC and other Building systems and equipment serving the Premises in material compliance with Building standard specifications and in good working condition.

(c) Expiration Date:
The date immediately preceding the twelve (12th) monthly anniversary of the Commencement Date, unless the Commencement Date is not the first day of the month, in which case the Expiration Date will be the last day of the month in which the twelfth (12th) monthly anniversary of the Commencement Date occurs.

9. Minimum Rent:
Months of Term	Annual Minimum Rent	Monthly Installment of Minimum Rent
1 – 12*	$278,388.00*	$23,199.00*
*Plus any partial calendar month at the beginning of the Lease Term if the Commencement Date is other than the first (1st) day of a month.
10. Other Amounts Payable:

Lease Summary, Page (2)

(a) Tenant's Proportionate Share: (b) Base Year: (c) Tenant's Electrical Cost:
Approximately 1.749%.

(i) With respect to Operating Costs, the sum of fifty percent (50%) of the Operating Costs for each of (x) the calendar year commencing on January 1, 2026 and ending on December 31, 2026 and (y) the calendar year commencing on January 1, 2027 and ending on December 31, 2027 and (ii) with respect to Taxes, the fiscal period commencing on July 1, 2026 and ending on June 30, 2027 (or such other fiscal period as may hereafter be adopted by the City of Jersey City as the fiscal year for any tax, levy or charge included in Taxes).

$2.00 per leasable square foot per annum. (See Section 7.1.).

11. Construction:
TI Allowance:	None
12. Initial Payments:
(a) Security Deposit:	$46,398.00
(b) Prepaid Rent:	$23,199.00
13. Permitted Use:	General office and executive use consistent with the character of a Class "A" office building.
14. Parking:
Parking: The parking rights and privileges granted to Tenant as set forth in this paragraph and detailed in Exhibit H, including any Reserved Parking and Non-Reserved Parking Passes.
Reserved Parking Passes: Tenant shall have the right to rent one (1) Reserved Parking Pass (meaning a parking pass providing reserved and exclusive parking rights as described in Exhibit H) at the then-current rate for the Project (subject to increases as set forth in Exhibit H attached hereto), which Reserved Parking Pass shall be rented on a month-to-month basis and subject to cancellation by either Landlord or Tenant upon thirty (30) days’ notice.
Non-Reserved Parking Passes: Zero (0).

15. Brokers:	"Broker" means, collectively, Tenant's Broker and Landlord's Broker.

Lease Summary, Page (3)

(a) Tenant's Broker:	Cushman & Wakefield of New Jersey, Inc. One Meadowlands Plaza, 7th Floor East Rutherford, New Jersey 07073 Attn: Jerry Shifrin
(b) Landlord's Broker:	Cushman & Wakefield of New Jersey, Inc. One Meadowlands Plaza, 7th Floor East Rutherford, New Jersey 07073 Attn: David J. DeMatteis

Lease Summary, Page (4)

OFFICE FULL-SERVICE LEASE
THIS OFFICE FULL-SERVICE LEASE (this "Lease") is made effective as of June 3, 2026, by and between 30 MONTGOMERY OWNER, LLC, a Colorado limited liability company ("Landlord"), and COMPASS PATHWAYS, INC., a Delaware corporation ("Tenant"), as follows:
ARTICLE 1
LEASE OF PREMISES
In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises. In addition, Tenant will have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees to use the Common Areas. In no event will Tenant or its agents or employees have any right to use the Common Areas for display or sale of merchandise, for advertising or marketing of any kind, or for the placement of any signage (subject to the limited signage rights granted to Tenant herein). The agreed-upon leasable areas of the Premises and the Project set forth in this Lease are not representations or warranties of the exact number of leasable square feet therein but rather are only reasonable approximations that will be conclusive and binding as between the parties, subject to adjustment of the leasable area of the Project as set forth in the definition of Tenant's Proportionate Share below. In no event will Minimum Rent be subject to increase or decrease if the actual leasable area of the Premises is larger or smaller than the agreed-upon leasable area. Landlord will have exclusive control of the Common Areas and may restrain or permit any use or occupancy of the Common Areas and/or may temporarily close any portion of the Common Areas for repairs, remodeling, and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose. Tenant hereby acknowledges and agrees that Landlord may install video surveillance in various Common Areas.  Such surveillance (if any) is for the sole purpose of protecting Landlord's real and personal property. Cameras, if installed, are not intended to protect, monitor, provide security for, or give any tenant, occupant, or guest of the Project a sense of security.  Tenant further hereby acknowledges and agrees that Tenant, its employees, agents, customers and invitees (if and as applicable) do not and will not have any expectation of privacy in such Common Areas.  Landlord, in its sole and reasonable discretion, may share such footage with third parties, including, without limitation, members of law enforcement, and will have no obligation to inform or obtain consent from Tenant prior to doing so.  However, Landlord has no obligation to preserve or to make available the contents of any recordings to tenants or others, and, given the limited purpose for which such cameras may be installed or used, Landlord has no obligation to cause such cameras to be monitored.
ARTICLE 2
DEFINITIONS
Except as otherwise defined in this Lease, capitalized terms will have the meanings set forth on the Lease Summary. As used in this Lease, the following terms will have the following definitions:
2.1    Additional Rent. All amounts, costs, and expenses that Tenant assumes, or agrees or is otherwise obligated to pay to Landlord under this Lease other than Minimum Rent.

2.2    As Is, Where Is. Tenant acknowledges that neither Landlord nor any employee, agent or representative of Landlord has made any express or implied representations or warranties with respect to the physical condition of the Project, Building or the Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Project, Building or the Premises or any portion thereof, and that Tenant is not relying upon any such representation or warranty in entering into this Lease. Subject to the terms of Article 8, Tenant has inspected the Building and the Premises and is thoroughly acquainted with their respective condition and agrees to take the same vacant and broom clean, “As Is, Where Is”. Notwithstanding the foregoing, the Premises shall be delivered on the Commencement Date with all furniture, furnishings, movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment existing in the Premises as of the Effective Date in place (collectively, the "Existing FF&E"), and the Existing FF&E shall be deemed Tenant's Property for all purposes under this Lease. Tenant shall be solely responsible for the maintenance and repair of the Existing FF&E in reasonable condition during the Term (ordinary wear and tear excepted), and Tenant shall remove all Existing FF&E from the Premises upon the expiration or earlier termination of this Lease at Tenant's sole cost and expense, and shall promptly repair any damage to the Premises caused by such removal. Tenant agrees to comply with the terms and conditions set forth in Article 21 with respect to the removal of the Existing FF&E.
2.3    Base Year. As set forth on the Lease Summary.
2.4    Building Services. As set forth in Exhibit F.
2.5    Building Structure. The Building's roof, foundation, floor slabs, and structural members of exterior walls. The Building Structure does not include windows, skylights, glass or plate glass, doors, door hardware, door frames, special fronts or entries, or any Building systems.
2.6    Business Day(s). Days other than Saturdays, Sundays, and Holidays. If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it will be timely to accomplish or deliver the same on the next following Business Day.
2.7    Business Hours. Monday through Friday, from 8:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m., excluding Holidays, which hours will be subject to change by Landlord from time to time.
2.8    Claim(s). Actions, causes of action, charges, claims, contribution costs, damages, demands, expenses (including, without limitation, attorneys' fees and fees and costs of consultants and other professionals), fines, liabilities, liens, losses, obligations, penalties, proceedings, response costs, or suits. All references in this Lease to Landlord's "attorneys' fees" will mean and refer to all of Landlord's reasonable out-of-pocket fees and costs for attorneys.
2.9    Common Area(s). All areas for the common and joint use and benefit of Landlord, the buildings in and/or adjoining the Project, Tenant, and other tenants of the Project, and their respective employees, customers, and other invitees including, but not limited to, the building lobbies on the ground floor and multi-tenant floors of the Building, common corridors, common restrooms (as opposed to restrooms for the exclusive use of any tenant), passageways, elevators, stairways, unrestricted parking areas, sidewalks, pedestrian walkways, if any, loading docks, entrances, exits, driveways and walkways, facilities and loading facilities, freight elevators, terraces and landscaped areas in and around the Building, and other public or common areas in the Project designated as such by Landlord.
2.10    Environmental Laws. All current and future statutes, regulations, codes and ordinances of any governmental entity, authority, agency and/or department relating to (i) air emissions, (ii) water discharges, (iii) noise emissions, (iv) air, water or ground pollution or (v) any other environmental or health matter.
2.11    Hazardous Material(s). Shall have the meaning set forth in Section 6.3 below.
2.12    Insurance Costs. All costs incurred by Landlord for insurance with respect to the Project, including, but not limited to, the insurance required under Article 17 below.
2.13    Interest Rate. The lesser of (a) the "prime rate" or "base rate" as published from time to time in The Wall Street Journal (or, if such rate is no longer published, a reasonably comparable publicly available index selected by Landlord) plus two percent (2%), and (b) the maximum rate permitted by applicable law (the "maximum rate").
2.14    Landlord Related Party(ies). Landlord, Landlord's Affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, managers (including investment managers and property managers), representatives, brokers, contractors, attorneys, and agents of Landlord, Landlord's Affiliates, and the successors of such parties.
2.15    [Intentionally Omitted].
2.16    Laws. All laws, ordinances, rules, regulations, other requirements, orders, rulings, or decisions adopted or made by any federal, state, county, or local governmental body, agency, board, commission and/or department (or official thereof), and including covenants and restrictions of record, which now or at any time hereafter may be applicable to the Project or any part thereof, including, but not limited to, all Environmental Laws.
2.17    Lease Year. Each twelve (12)-month period or portion thereof during the Term, commencing with the Commencement Date, without regard to calendar years; provided, however, if the Commencement Date is not the first (1st) day of the month, then the first (1st) Lease Year will commence on the first (1st) day of the first (1st) calendar month after the Commencement Date and be deemed to include the partial month at the beginning of the Term.
2.18    Operating Costs. Any and all expenses, costs, and amounts of every kind and nature that Landlord and its agents, employees, and contractors incur or that otherwise accrue because of or in connection with the ownership, management, maintenance, repair, replacement, compliance with Law, and operation of the Building and the Project, other than Insurance Costs, Taxes, and the cost of any capital improvements (except for the cost of capital improvements (a) that are intended as a labor saving device or to effect other economies in the operation or maintenance of the Building or the Project, or any portion thereof or (b) that are required under any Law), which cost will be amortized and included in Operating Costs, including interest on the unamortized cost, over its useful life or any other appropriate amortization period, as Landlord will reasonably determine. Notwithstanding the foregoing, for purposes of this Lease, "Operating Costs" will not include:
2.18.1    Costs (including permit, license, and inspection costs) incurred in renovating or otherwise improving, decorating, or redecorating rentable space for other tenants or vacant rentable space;
2.18.2    Utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease);
2.18.3    Except as otherwise specifically provided in this Section, alterations to the Building that are considered capital improvements or replacements of such capital improvements under sound real estate management principles;
2.18.4    Depreciation and amortization, except if in connection with capital improvements as described in the introductory provisions of this Section 2.18;
2.18.5    Services or other benefits that are (a) not available to Tenant, but which are provided to other tenants of the Building or (b) provided to other tenants or occupants of the Building at a greater level than that provided to Tenant without separate or additional charge, in which case such expenses shall be excluded from Operating Costs to the extent such expenses exceed the amount which would have been incurred to provide such services or other benefits to such other tenant or occupant at the same level as such services or other benefits are provided to Tenant;
2.18.6    Overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates;
2.18.7    Except as otherwise specifically provided in the introductory provisions of this Section 2.18, interest on debt amortization, additional rent or other charges on any mortgages, other charges, costs, and expenses payable under any mortgage, if any, and costs for financing and refinancing the Project;
2.18.8    Bad debt loss, rent loss, or reserves for bad debt or rent loss or reserves of any kind;
2.18.9    Ground rents;
2.18.10    Compensation and employee benefits paid to clerks, attendants, or other persons in any commercial concession operated by Landlord, except compensation and employee benefits paid to employees of the property manager of the Property who operates the Building parking facilities;
2.18.11    Rentals and other related expenses incurred in leasing equipment, the cost of which otherwise would be excluded capital expenses hereunder; provided, however, that rentals of equipment used in the day-to-day janitorial, maintenance, or operational services of the Building and/or Project shall not be excluded from Operating Costs hereunder;
2.18.12    Electrical power for which Tenant directly contracts with and pays an electrical service company;
2.18.13    Marketing costs, including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease, or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building unless related to the operation or maintenance of the Common Areas;
2.18.14    Costs covered by insurance, to the extent of the insurance proceeds actually received by Landlord;
2.18.15    Costs covered by warranties, to the extent of the amount actually paid under the warranty; and
2.18.16    Any service provided directly to and paid directly by any tenant.
2.19    Permitted Transfer. As defined in Section 13.8.
2.20    [Intentionally Omitted].
2.21    Taxes. All taxes, assessments (exclusive of penalties thereon) and including, without limitation, transfer taxes, and other charges which Landlord will pay or become obligated to pay with respect to this Lease (including the Rent payable under this Lease), the Building, and/or the Project, including, without limitation (a) real property taxes or personal property taxes; (b) any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income taxes imposed against Landlord will be excluded; (c) any franchise or margin tax imposed by any governmental entity; and (d) any tax, surcharge, or assessment that is levied in addition to or in lieu of real estate or personal property taxes. Taxes also will include costs and expenses incurred in administering, reviewing, and contesting Taxes. At Landlord's option, Landlord may pay assessments in installments over the longest period of time permitted by the applicable jurisdiction. Tenant acknowledges that Landlord is currently contesting or appealing certain Taxes with respect to the Building and/or the Project (the "Pending Appeal"). Tenant shall have no right to contest, appeal, or otherwise challenge any Taxes or any assessment thereof, and Tenant hereby waives any and all rights it may have to bring or participate in any proceeding contesting the amount or validity of any Taxes; provided, further, that Tenant shall not contest, appeal, or otherwise challenge any Taxes that are the subject of, or related to, the Pending Appeal unless and until the Pending Appeal has been finally resolved in a manner that is no longer subject to further appeal. Landlord shall have the sole and exclusive right, but not the obligation, to contest or appeal any Taxes or the assessment thereof.

2.22    Telecommunications Systems. All telecommunications systems, including, but not limited to, voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite, and any other transmission systems, for part or all of any telecommunications within the Building or from the Building to any other location.
2.23    Tenant Related Party(ies). Tenant, its Affiliates, agents, contractors, subcontractors, employees, invitees, subtenants, transferees, and any other party claiming by, through or under Tenant.
2.24    Tenant's Cost Allocation. The sum of the following: (a) Tenant's Proportionate Share of Operating Costs for the year in question in excess of Tenant's Proportionate Share of Operating Costs incurred during the Base Year; (b) Tenant's Proportionate Share of Insurance Costs for the year in question in excess of Tenant's Proportionate Share of Insurance Costs incurred during the Base Year; and (c) Tenant's Proportionate Share of Taxes for the year in question in excess of Tenant's Proportionate Share of Taxes incurred during the Base Year. If, at any time during the Term, Operating Costs, Insurance Costs, and/or Taxes are not based on a completed and fully assessed Project having ninety five percent (95%) of the leasable area occupied, then Operating Costs, Insurance Costs, and Taxes will be adjusted by Landlord in order to approximate fairly and reasonably the variable components of Operating Costs, Insurance Costs, and/or Taxes for such year or applicable portion thereof, that would have been payable if the Project were completed, fully assessed, and fully occupied. If any expense included in the Operating Costs, Insurance Costs, and/or Taxes incurred during the Base Year thereafter is reduced or eliminated (an "Expense Reduction"), then, for the purpose of calculating Tenant's Cost Allocation, the applicable Base Year amount will be reduced to reflect the Expense Reduction.
2.25    Tenant's Property. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment, and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to or reimbursement by Landlord, that can be removed without damage to the Project, and all furniture, furnishings, records, files and other articles of movable personal property owned by Tenant and located in the Premises; however, in no event will Tenant's Property include any equipment or other property that Landlord reasonably determines is a leasehold improvement (e.g., rooftop or supplemental heating, ventilation, and air-conditioning ("HVAC") units), as designated by Landlord via prior written notice given to Tenant.
2.26    Tenant's Proportionate Share. As set forth on the Lease Summary. Such share is a fraction, the numerator of which is the leasable area of the Premises, and the denominator of which is the leasable area of the Project. Tenant's Proportionate Share is subject to adjustment in accordance with changes in the leasable area of the Premises or the Project or recalculation of the leasable area of the Project, which Landlord may elect to have done from time to time, provided a consistent basis is applied throughout the Project. Landlord reserves the right to create pools of similarly situated tenants for the purpose of allocating certain Operating Costs, Insurance Costs, and/or Taxes that benefit only the tenants in such pool ("Specialized Costs"). For the purpose of allocating Specialized Costs for any pool of which Tenant is a member, Tenant's Proportionate Share will be a fraction, the numerator of which will be the leasable area of the Premises, and the denominator of which will be the leasable area of the Premises of all tenants in such pool.
2.27    Transfer. As defined in Section 13.1.

2.28    Underlying Documents. Applicable ground leases, easements, licenses, operating agreements, declarations, restrictive covenants, covenants, conditions, and restrictions, reciprocal easement agreements, parking licenses, agreements with transit agencies, and any instruments pertaining to sharing of costs, now or hereafter affecting the Building and/or the Project.
ARTICLE 3
PREMISES, TERM AND DELIVERY OF POSSESSION
3.1    Delivery of Possession; Term. Landlord shall use good faith efforts and exercise reasonable due diligence to deliver possession of the Premises to Tenant by the anticipated Commencement Date in accordance with the delivery conditions set forth in this Section 3.1. If for any reason, Landlord is delayed in delivering possession of the Premises to Tenant after the anticipated Commencement Date, Landlord will not be subject to any liability for such failure, and the validity of this Lease will not be impaired. The Term of this Lease will be as set forth on the Lease Summary, as the same may be extended from time to time; however, the terms and provisions of this Lease will be effective as of the date of the full execution and delivery of this Lease. Notwithstanding the foregoing, if the Commencement Date does not occur on or before the date that is thirty (30) days after the Effective Date (the “Initial Outside Date”), then Tenant shall receive a credit against Minimum Rent next due for each day in the period commencing on the Initial Outside Date to and including the date on which the Commencement Date occurs. If the Commencement Date does not occur on or before the date that is ninety (90) days after the Effective Date (the “Termination Outside Date”), then either Landlord or Tenant shall have the right to terminate this Lease (the “Termination Option”) upon written notice ("Termination Notice”) delivered to the other party within thirty (30) days following the Termination Outside Date (such termination, subject to the other provisions of this Section 3.1, shall take effect as of the date of such Termination Notice, the “Termination Date”). In the event that either party exercises the Termination Option in accordance with this Section 3.1, then Landlord shall promptly return the Security Deposit and Prepaid Rent, and, effective as of the Termination Date, this Lease and the Term shall be deemed terminated and of no further force and effect as if the Termination Date were the Expiration Date, and the Term shall cease and come to an end without further liability or obligation on the part of either party. Notwithstanding anything to the contrary in this Section 3.1, if the Commencement Date has not occurred on or before the date that is one (1) year after the Effective Date, this Lease shall automatically terminate as of such date without any further action required by either party, Landlord shall promptly return the Security Deposit and Prepaid Rent, and neither party shall have any further liability or obligation to the other hereunder.
Notwithstanding the foregoing, Tenant shall have reasonable access to the Premises from and after the Effective Date for the purpose of the installation of Tenant’s Property therein, provided that (a) Tenant delivers prior written notice to Landlord before each such entry, (b) such access and any work performed in connection therewith shall be at Tenant's sole cost, expense and risk, and Tenant shall indemnify and hold harmless the Landlord Related Parties from and against any Claims arising out of or relating to Tenant's access to and use of the Premises during such pre-Commencement Date period, (c) Tenant shall comply with all applicable terms and conditions of this Lease during such access period, including without limitation the insurance requirements of Article 17, and (d) such access shall not interfere with Landlord's operations or any work being performed by Landlord in the Premises or the Building.

3.2    Commencement Date. If the Commencement Date is not fixed on the Lease Summary, once the Commencement Date is fixed, within ten (10) days following request by Landlord, Tenant will execute and deliver to Landlord a certificate substantially in the form of Exhibit D attached hereto and made a part hereof, indicating thereon any exceptions thereto that may exist at that time, provided that the failure by Tenant to so execute or deliver such certificate shall not in any way reduce the respective obligations or rights of Landlord or Tenant under this Lease.
ARTICLE 4
RENT
Tenant agrees to pay to Landlord all Minimum Rent and Additional Rent (collectively, "Rent") payable hereunder, without set-off or deduction, in lawful money of the United States of America. If any Rent payment is for a partial calendar month, Tenant will pay for each day in such partial month a rental equal to one-thirtieth (1/30) of the Rent payment in question. All Rent will be paid, upon the mutual agreement of the parties, via either (a) ACH transfer to an account designated by Landlord, or (b) check sent to an address designated by Landlord, which account or address Landlord may change from time to time by delivery of written notice to Tenant. In no event will Landlord's acceptance of Rent from any party other than the Tenant named in the Lease Summary create a tenancy between Landlord and such party. Tenant will pay the Rent as follows:
4.1    Minimum Rent. Tenant will pay to Landlord the Minimum Rent without notice or demand, in installments due and payable in advance on the first (1st) day of each calendar month during the Term. Along with and in addition to each monthly Minimum Rent payment under this Lease, Tenant will pay to Landlord any sales, use, transaction, privilege, gross receipts or excise taxes payable on account of the payment or receipt of Minimum Rent or other Additional Rent under applicable Law. In the event of any fractional calendar month, Tenant will pay for each day in such partial month a rental equal to one-thirtieth (1/30) of the Minimum Rent. Concurrent with Tenant's execution of this Lease, Tenant will deliver to Landlord the Prepaid Rent set forth in the Lease Summary, which Landlord will apply to Rent first due under this Lease.
4.2    Tenant's Cost Allocation. In addition to the Minimum Rent and all other payments due under this Lease, Tenant will pay Tenant's Cost Allocation, as follows:
4.2.1    Estimated Payments. Landlord will reasonably estimate the amount of Tenant's Cost Allocation (the "Estimated Payment") and notify Tenant of the same. Tenant will pay the Estimated Payment in advance, in monthly installments, commencing on the first (1st) day of the month following the month in which Tenant receives such notice and continuing until Landlord notifies Tenant of any revised Estimated Payment. In the event of any fractional calendar month, Tenant will pay for each day in such partial month a rental equal to one-thirtieth (1/30) of the Estimated Payment.
4.2.2    Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord will deliver to Tenant a statement (the "Statement") setting forth Tenant's Cost Allocation for such year, which shall contain reasonable supporting documentation. If Tenant's Cost Allocation for such year exceeds the total of the Estimated Payment made by Tenant for such year, Tenant will pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the Statement. If the Estimated Payment made by Tenant exceeds Tenant's Cost Allocation for such year, then Landlord will credit against Tenant's next ensuing Estimated Payment(s) an amount equal to the difference until the credit is exhausted (or pay such difference to Tenant within thirty (30) days of delivery of the Statement if the Term has expired). The obligations of Tenant and Landlord to make payments required under this Section will survive the expiration or termination of this Lease.
4.2.3    Landlord's Records. Provided Tenant is not in Default, Tenant or its agent experienced in auditing such records (which may not be compensated on a contingency basis) will, not more than one (1) time during any twelve (12)-month period with respect to the immediately preceding calendar year only, have the right to examine Landlord's records respecting Operating Costs and Taxes (which will not include any materials containing confidential, privileged or proprietary communications or information, other tenants' leases, Landlord's tax returns or financial statements or any other records of Landlord) upon reasonable prior notice (except that no such examination may occur during the months of December or April or during Landlord's fiscal year end, if other than December 31) specifying which records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept, by sending such notice no later than forty-five (45) days following the furnishing of the Statement. Tenant may take exception to matters included in Tenant's Cost Allocation by sending notice specifying such exception and the reasons therefor to Landlord (including any reports prepared by Tenant's representative and any accompanying data) no later than forty-five (45) days after Landlord makes such records available for examination. If Tenant takes exception to any matter contained in the Statement as provided herein and Landlord and Tenant disagree as to the exception following reasonable good faith discussions, Tenant and/or Landlord may refer the matter to an independent certified public accountant (who is not paid on a contingency fee basis and is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings) jointly approved by Landlord and Tenant (which approval will not be unreasonably withheld) (the "Arbiter"), whose certification as to the proper amount will be final and conclusive as between Landlord and Tenant. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant promptly will pay the cost of the Arbiter, including, without limitation, any reasonable fees incurred by Landlord in connection therewith. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord's Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. Pending resolution of any such exceptions in the foregoing manner, Tenant will continue paying Tenant's Cost Allocation in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved. If as a result of an examination conducted pursuant to this Section 4.2.3 it is determined that the Operating Costs for the Base Year were higher than included in a given calendar year, then the higher amount of the Operating Costs for the Base Year shall be adjusted for such calendar year. Notwithstanding the foregoing, if a new service or a new amenity of the Building shall be added in and includable in Operating Costs during any calendar year after the Base Year, then for purposes of calculating Tenant’s Proportionate Share, Operating Costs for the Base Year shall be deemed increased as if such service or amenity were provided in the Base Year and included in Operating Costs but only on a going forward basis for the calendar year(s) in which the new service or new amenity is in effect. Tenant acknowledges that any information gathered through an audit is strictly confidential and will not disclose such confidential information to any person or entity other than Tenant's financial and legal consultants. The Statement will be considered final, except as to matters to which exception is taken in the manner and within the times specified herein. Notwithstanding anything to the contrary contained hereinabove, if Tenant disputes Landlord's calculation of Operating Costs, any audit report prepared by Tenant's certified public accounting firm in connection with such dispute will be delivered concurrently to Landlord and Tenant.
4.3    Other Taxes Payable by Tenant. Tenant will reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) that are not otherwise reimbursable under this Lease, and are measured by, or reasonably attributable to (a) the cost or value of Tenant's equipment, furniture, fixtures, and other personal property located at the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord; or (b) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If, for any reason, Landlord is unable to collect any taxes or other charges from Tenant as required under this Lease, the Minimum Rent will be adjusted so as to ensure that Landlord receives the same net Rent amount.
4.4    Interest and Late Charges. If any installment of Rent will not be received by Landlord or Landlord's designee within five (5) days after said amount is due, then (a) Tenant will pay to Landlord a late charge equal to five percent (5%) of the amount due (but in no event will such charge be in excess of the maximum amount permitted by applicable Law); provided, however, that no late charge shall be due with respect to the first (1st) late payment in any twelve (12) month period, unless such payment is made more than five (5) days after Tenant’s receipt of notice from Landlord that Tenant failed to timely pay such amount by the applicable due date and (b) such unpaid amounts thereafter will bear interest until paid at the Interest Rate. Nothing contained herein will be construed as to compel Landlord to accept any payment of Rent in arrears or late charges should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the event of a Default.
ARTICLE 5
SECURITY DEPOSIT
Upon Tenant's execution of this Lease, Tenant will deposit with Landlord the Security Deposit (meaning the amount set forth in paragraph 12(a) of the Lease Summary), as shown on the Lease Summary. The Security Deposit will serve as security for the prompt, full, and faithful performance by Tenant of its obligations under this Lease. In the event that Tenant is in Default hereunder, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit to the extent necessary to satisfy the payment of Tenant's obligations hereunder. In the event the Security Deposit is reduced by such use or application (including, without limitation, during any eviction moratorium, to the extent allowed by Law), Tenant will deposit with Landlord, within thirty (30) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Landlord will not be required to keep the Security Deposit separate from Landlord's general funds or pay interest on the Security Deposit. Any remaining portion of the Security Deposit will be returned to Tenant within forty-five (45) days after the later of the Expiration Date and the date Tenant tenders possession of the Premises to Landlord in accordance with this Lease and no outstanding Defaults exist.
ARTICLE 6
USE
6.1    Permitted Use. Tenant will use the Premises solely for the Permitted Use as shown on the Lease Summary, and for no other purpose without Landlord's consent (which consent may be withheld in Landlord's sole discretion). Tenant expressly acknowledges and understands that its Permitted Use is non-exclusive and, unless specifically otherwise set forth herein, that other tenants may sell goods or services identical or similar to those sold by Tenant. The Permitted Use set forth herein is a material consideration to Landlord in entering into the Lease and for Tenant's entrance into the Project. Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Code (defined below) will conduct, advertise by sign, or permit the conduct of any second-hand, auction, fire, distress, liquidation, going out of business, or sidewalk sale, any bankruptcy sales, or any other sales of goods outside or otherwise in, from, or on the Project. Tenant (A) is responsible for determining whether the Underlying Documents permit Tenant's intended use, (B) acknowledges that past uses of the Premises no longer may be allowed, and (C) will (and will cause all Tenant Related Parties to) comply with, and this Lease is subordinate to, all Underlying Documents. If, after the date hereof, Landlord reasonably determines that any such agreement (or amendment to an existing agreement) should be placed of record because it would be beneficial or necessary to the use and operation of the Project, then Tenant hereby subordinates its rights hereunder to any such future agreement or amendment so long as such agreement does not materially or adversely affect Tenant's ability to operate in accordance with the Permitted Use in the Premises. Tenant will not do or permit to be done anything that will invalidate or increase the cost of any property coverage, or other insurance policy covering the Project or any property located therein, and will, at Tenant's expense, comply with all insurance company and/or Mortgagee (defined below) requirements pertaining to the use of the Premises. Tenant will not (a) knowingly do or permit anything to be done that would in any way obstruct or interfere with the rights of other tenants or occupants, or violate any restrictions or exclusive uses set forth in any other tenants' leases; (b) injure, annoy or interfere with the business of any other tenants or occupants or any of their invitees; (c) cause, maintain or permit any nuisance arising out of Tenant's use or occupancy of the Premises; or (d) commit or suffer to be committed any waste in or upon the Premises, Building and/or Project. Tenant will comply with the sustainability practices adopted for the Building and/or Project from time to time and will not knowingly do or permit anything to be done in or about the Premises that adversely would impact any U.S. Green Building Council or other "green agency" rating or certification that has been obtained or that Landlord may pursue for the Building and/or Project. Tenant will provide all accurate information reasonably required by Landlord in order to pursue such rating.
6.2    Compliance. Tenant will not use or occupy the Premises in violation of any Law and will, and will cause all Tenant Related Parties to, comply with all Laws that relate to the Premises and Tenant's use of the Premises (including, without limitation, any requirements to cease, reduce, or alter Tenant's business operations in or Tenant's use of the Premises), the Building, and the Project. Additionally, Tenant will be responsible, at its sole cost and expense, for (a) compliance of the Premises and of its use of the Premises with applicable Law, (b) any related inspections, (c) any alterations to other portions of the Project necessitated by any Alterations (defined below) or Tenant's use of the Premises, and (d) the payment, notwithstanding anything to the contrary contained herein and within thirty (30) days after demand therefor, of Tenant's Proportionate Share of any charges incurred by Landlord pursuant to Laws as a result of the Building's carbon emissions (the cause(s) and/or source(s) of which Landlord will use commercially reasonable efforts to determine) in excess of its legally allowable share thereof, as determined by Landlord.
6.3    Hazardous Materials. Tenant shall not cause or permit any “hazardous substance” or “hazardous waste” (as such terms are defined in Environmental Laws, collectively “Hazardous Materials”) to be kept in the Premises, except for de minimis quantities of cleaning supplies, medicines and other materials used by Tenant in the ordinary course of its business and in accordance with all Laws.  Tenant shall not engage in, or permit any other person or entity to engage in, any activity, operation or business in the Premises that involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Materials.
6.4    Environmental Notices. Tenant shall promptly notify Landlord if Tenant becomes aware of (i) any actual or potential release or discharge of any Hazardous Material in, on, under or from the Premises or the Project; (ii) any notice of violation of Environmental Laws received from any governmental authority; (iii) any administrative or judicial proceedings relating to environmental conditions in, on, under or from the Premises, arising out of or relating to the use and occupancy of the Premises by Tenant or any subtenant or other occupant of the Premises; and (iv) any notice of the restriction, suspension, or loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises. If a spill or discharge arises out of or relates to Tenant’s use and occupancy of the Premises, or if a spill or discharge is caused by the act, negligence or omission of Tenant or Tenant Related Parties, then Tenant shall pay all costs and expenses relating to compliance with applicable Environmental Laws (including, without limitation, the costs and expenses of site investigations and the removal and remediation of such hazardous substance or hazardous waste, as required by Environmental Laws).
6.5    Landlord’s Cleanup Rights. Without relieving Tenant of its obligations under this Lease and without waiving any default by Tenant under this Lease, Landlord will have the right, but not the obligation, to take such action as Landlord deems necessary or advisable to cleanup, remove, resolve or minimize the impact of or otherwise deal with any spill or discharge of any Hazardous Materials on or from the Premises. If a spill or discharge arises out of or relates to Tenant’s use and occupancy of the Premises, or if a spill or discharge is caused by the act, negligence or omission of Tenant or Tenant Related Parties, then Tenant shall, on demand, pay to Landlord all costs and expenses incurred by Landlord in connection with any action taken consistent with Environmental Laws in connection therewith by Landlord. Notwithstanding the foregoing, Landlord represents that, to the best of Landlord’s knowledge, as of the Commencement Date, the Premises, the Building and the Project shall be free of Hazardous Materials which would violate applicable Laws; provided, however, that with respect to the Building and the Project (other than the Premises), the foregoing representation is limited to Hazardous Materials in, on, or about the Building and/or the Project that actually and directly have an effect on the Premises.

6.6    ISRA. The business operations which Tenant shall conduct at the Premises shall not constitute the operation of an "industrial establishment" as defined by and subject to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations adopted pursuant thereto, as may be amended from time to time (together, "ISRA"), or if at any time such operations shall become subject to ISRA, Tenant shall comply with all ISRA requirements in accordance with this Section. In the event Tenant's operations become subject to the provisions of ISRA, then:
    (i)    Tenant shall promptly notify Landlord when it becomes aware that its operations have become subject to ISRA.
    (ii)    At least three (3) months, but not more than six (6) months, prior to the expiration of the Term or other termination of this Lease, or any other ISRA-triggering event, Tenant shall notify Landlord of the ISRA-triggering event and shall thereafter undertake, at its own cost and expense, responsibility for any and all aspects of compliance with ISRA related to Tenant's operations. Tenant shall promptly provide Landlord with copies of all environmental documents in Tenant's possession or control related to its compliance with ISRA, so that Landlord is kept currently apprised of the status of Tenant’s compliance with ISRA, and afford Landlord the right to review and comment on any such environmental documents that will be submitted to the New Jersey Department of Environmental Protection ("NJDEP").
    (iii)    Tenant shall be solely responsible for posting any Remediation Funding Source, or other financial assurance, that is required as a result of Tenant’s operations or as a result of an ISRA-triggering event.
    (iv)    Tenant shall be deemed to have demonstrated compliance with ISRA only when it presents Landlord with a Response Action Outcome (as defined by ISRA, an "RAO") with respect to Tenant's operations or an Alternate Compliance Option (as defined by ISRA) with respect to Tenant’s operations.
    (v)    In the event that Tenant presents Landlord with an RAO, the RAO shall be issued by a duly Licensed Site Remediation Professional (as defined in ISRA, an "LSRP") and shall be accompanied by proof of insurance evidencing that the LSRP possesses professional liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate which shall remain in full force and effect for three years after the issuance of the RAO.
6.7    Compliance with ISRA.  Tenant further agrees to implement and execute all of the provisions of this Section 6.7 in a timely manner so as to coincide with the termination of this Lease or to coincide with the vacating of the Premises by Tenant at any time during the term of this Lease.  In connection with Section 6.6 above, if, with respect to ISRA, Tenant fails to obtain an unconditional Final Remediation Document or an Alternate Compliance Option (as defined in ISRA) from the New Jersey Department of Environmental Protection (“NJDEP”) or a Licensed Site Remediation Professional (as defined in ISRA), as the case may be, and evidence reasonably satisfactory to Landlord that all conditions to the effectiveness of such Final Remediation Document or Alternative Compliance Option have been fully satisfied (including, for example, evidence that the document has been executed and delivered by all parties and, if applicable, filed with NJDEP), or if Tenant fails to otherwise comply with the provisions of ISRA prior to the Expiration Date, or if, with respect to any other Environmental Law, Tenant fails to fully comply with the applicable provisions of such other Environmental Law prior to the Expiration Date, then in any of the foregoing cases, Tenant will be deemed to be a holdover tenant and shall pay rent at the rate set forth in Article 20 and shall continue to diligently pursue compliance with ISRA and/or such other Environmental Law.  Upon Tenant’s full compliance with the provisions of ISRA or of such other Environmental Law, Tenant shall deliver possession of the Premises to Landlord in accordance with the provisions of this Lease and such holdover rent shall be adjusted as of said date.  Without limiting Tenant’s obligations hereunder, if NJDEP commences an audit with respect to, or otherwise challenges or disapproves, any Final Remediation Document or Alternative Compliance Option, then Tenant shall take all actions required by NJDEP and Landlord to comply with the provisions of ISRA in connection therewith.
6.8     Landlord’s ISRA Compliance. In connection with (i) any sale or other disposition of all or part of Landlord’s interest in the Premises, (ii) any change in the ownership or control of Landlord, (iii) any condemnation, (iv) any foreclosure or (v) any other action by Landlord which triggers ISRA or any other Environmental Law, Landlord shall comply, at its sole cost and expense, with all requirements of ISRA and such other applicable Environmental Law; provided, however, that if any site investigation is required solely as a result of Tenant’s use and occupancy of the Premises or a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of Tenant or Tenant Related Parties, then Tenant shall pay all costs associated with such site investigation and, if any removal and remediation is required by Environmental Laws as a result of a spill or discharge of a hazardous substance or hazardous waste caused by the act, negligence or omission of Tenant or Tenant Related Parties, then Tenant shall, upon demand by Landlord, pay all reasonable costs associated with such removal and remediation.
6.9    Tenant’s Cooperation. If, in order to comply with any Environmental Law, Landlord is required to obtain any affidavits, certifications or other relevant information from Tenant, Tenant shall, at no charge to Landlord, deliver the same to Landlord within five (5) business days of Landlord’s request therefor, provided to the extent that Tenant can attest to the truth and accuracy of said affidavit or certifications.
6.10    Notices. If Landlord has given to Tenant the name and address of any Mortgagee, Tenant agrees to send to said holder a photocopy of those items given to Landlord pursuant to the provisions of Article 23.
6.11    Survival. Tenant’s obligations under this Article 6 shall survive the expiration or earlier termination of this Lease.
6.12    North American Industry Classification System. Tenant hereby represents and warrants to Landlord that Tenant’s operations at the Premises will at all times have the following North American Industry Classification System (“NAICS”) code: 541714.
ARTICLE 7
UTILITIES AND SERVICES
7.1    Utilities and Services. Provided that Tenant is not in Default, Landlord agrees to furnish the Building Services as set forth on Exhibit F. In addition to Minimum Rent, Tenant will pay to Landlord, in addition to Tenant's monthly installment of Minimum Rent and Estimated Payments, an amount ("Tenant's Electrical Cost") equal to $2.00 per rentable square foot of the Premises per annum. Tenant's Electrical Cost will be payable monthly in twelve (12) equal installments and will be due on the Commencement Date and on the first day of each calendar month thereafter. Tenant's obligation to pay Tenant's Electrical Cost will be without limitation as to Tenant's obligation to pay for other electrical costs under this Lease. Tenant acknowledges and agrees that, subject to Landlord’s obligations pursuant to Exhibit F attached hereto, it will be responsible for providing adequate security for its use of the Premises, the Building, and the Project and that, regardless of any safety and security devices, services and programs Landlord may elect to provide from time to time, Landlord will have no obligation or liability with respect thereto. Tenant shall, within ten (10) days following Landlord's written request therefor (but not more than once per calendar year), provide Landlord with all information reasonably requested by Landlord regarding Tenant's energy usage in the Premises, including, without limitation, copies of utility bills, meter readings, and any other energy consumption data pertaining to the Premises.
7.2    Government Energy or Utility Controls. In the event of imposition of any government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant will be bound thereby, and the same will not constitute a constructive eviction of Tenant. In the event of a difference in interpretation by Landlord and Tenant of any such controls, Landlord's interpretation will prevail, and Landlord will have the right to enforce compliance therewith, including, without limitation, the right of entry into the Premises to effect compliance.
7.3    Interruption in Services. Landlord is not responsible for providing utilities or other services to Tenant and will not be in default hereunder nor be liable for any damages directly or indirectly resulting from, nor will the Rent be abated (subject to this Section 7.3), for any interruption of or diminution in the quality or quantity of utilities or other services, when the same is occasioned, in whole or in part, by (a) repairs, replacements, or improvements; (b) by inability to secure or limitation, curtailment, or rationing of, or restrictions on, use of electricity, gas, water, or other form of energy serving the Premises or Project; (c) by any accident or casualty; (d) by act or Default by Tenant or other parties; or (e) by Force Majeure (defined below). No failure, delay, or diminution in utilities will constitute a constructive eviction or disturbance or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Anything in this Lease to the contrary notwithstanding, provided no Default exists, if due to Landlord’s gross negligence or willful misconduct, Landlord shall be unable to supply services which Landlord is obligated under the terms of this Lease to supply for more than fifteen (15) consecutive Business Days after written notice from Tenant to Landlord, and as a result of such failure the Premises or a material portion thereof is rendered untenantable and Tenant cannot and does not use the Premises or such material portion for the conduct of its business, then in such event, as Tenant’s sole and exclusive remedy, Tenant’s obligation to pay Annual Minimum Rent shall be abated with respect to the Premises or such material portion, as applicable, from and after the sixteenth (16th) Business Day after such notice to Landlord until such condition is cured by Landlord or Tenant recommences use of the Premises or such material portion, as applicable.
7.4    Extraordinary Demand. If Landlord determines that Tenant's use of the Premises, Building and/or Project requires Landlord to provide increased levels of any Building Services (including security services), including, but not limited to, Tenant's use of heat generating machines or equipment in the Premises that affect the temperature otherwise maintained by the

HVAC system, Landlord reserves the right, upon prompt prior written notice given to Tenant, to provide increased levels of such Building Services (including security services) as a result thereof, including the right to install supplemental HVAC units in the Premises; and the cost of any and all such increased Building Services (including, without limitation, the cost of installation, operation, and maintenance of any such supplemental HVAC units) will be paid by Tenant upon demand by Landlord.
7.5    Customary Quantities. Tenant will not consume water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space (as determined by Landlord) without first procuring the consent of Landlord, and in the event of consent, Landlord may install a water meter or electrical meter in the Premises to measure the amount of water or electric current consumed (or, in the case of excess electrical usage, increase the Tenant's Electrical Cost paid under Section 7.1 above to reflect such excess usage). Tenant will bear the cost of any such meter and of its installation, maintenance, and repair, and Tenant agrees to pay to Landlord promptly, upon demand, for all water and electric current consumed as shown by said meter(s) at the rates charged for such services by the local public utility plus any additional reasonable expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed (and, in the case of excess electrical usage, Tenant's Electrical Cost is not increased), the excess cost for water and electric current will be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant's expense. Tenant will not use any apparatus or device in the Premises that uses in excess of one hundred twenty (120) volts. Tenant will not connect any apparatus with electric current except through existing electrical outlets in the Premises.
7.6    Separate Metering. Nothing in this Article will restrict Landlord's right to require at any time separate metering of utilities furnished to the Premises at Tenant's sole cost. In the event utilities are separately metered, Tenant will be responsible for the maintenance, repair, and replacement of any such meters at its sole cost and expense.
7.7    Telecommunications. Tenant and Tenant's telecommunications companies, including, but not limited to, local exchange telecommunications companies and alternative access vendor services companies (each, a "Telecommunications Company"), will have no right of access to or within the Project for the installation and operation of Tenant's Telecommunications Systems without Landlord's prior consent. All work with respect to Tenant's Telecommunications Systems will be subject to the terms of Article 10 of this Lease and such work will be deemed to be an Alteration. Without in any way limiting Landlord's right to withhold its consent to a proposed request for access, Landlord will have the right to consider whether a Telecommunications Company is willing to pay reasonable monetary compensation for the use and occupation of the Building for the Telecommunications Systems.
ARTICLE 8
CONDITION OF THE PREMISES
Tenant acknowledges that Tenant is leasing the Premises on an "As Is, Where Is" basis. Tenant's taking possession of the Premises will be deemed conclusive evidence that, as of the date of taking possession, the Premises were in good order and satisfactory condition. Tenant's taking possession of the Premises will be evidenced by Tenant's employees conducting, in or from the Premises, any activity related to Tenant's intended business operations to occur in the Premises. Tenant hereby acknowledges and confirms that, prior to the date of the mutual execution hereof,

(a) it has been given an opportunity to inspect the Premises, (b) it has conducted all of the due diligence it has deemed necessary with respect to the Premises and/or the Project (including, without limitation, the conditions thereof) as of the Effective Date, and (c) no promise of Landlord to alter, remodel, repair, or improve the Premises, the Building and/or the Project, and no representation, express or implied, respecting any matter or thing relating to this Lease or to the Premises, the Building and/or the Project (including, without limitation, the conditions thereof or their suitability for Tenant's intended use) have been made to Tenant by Landlord or its broker or sales agent and Landlord hereby expressly disclaims any such promise and/or representation.
ARTICLE 9
REPAIRS AND MAINTENANCE
9.1    Landlord's Obligations. Landlord will maintain and repair the Building Structure, the Common Areas, and those Building systems that serve the Premises on a non-exclusive basis and were not installed by or on behalf of Tenant. In addition, Landlord shall also be responsible for performing any of the repairs and/or replacements which, under the provisions of Section 9.2 hereof, are Tenant’s obligation to perform, if and to the extent the need for such repairs results from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors or the default of Landlord’s obligations under this Lease.
9.2    Tenant's Obligations. Tenant, at Tenant's sole expense, will maintain, repair, and replace the interior, non-structural portions of the Premises and all Building systems that exclusively serve the Premises or were installed by or on behalf of Tenant in good order, condition, and repair, including without limitation, the following: (a) all HVAC, plumbing, electrical, lighting, and sewerage systems and equipment that exclusively serve the Premises or were installed by or on behalf of Tenant, including, without limitation, any supplemental HVAC unit installed by or for Tenant; (b) all Alterations, fixtures, interior walls, floors, carpets, draperies, window coverings, and ceilings; (c) all interior windows, doors, entrances, and plate glass; and (d) any fire detection or extinguisher equipment that Landlord does not maintain. Tenant's obligations will include all necessary repairs and replacements, ordinary wear and tear excepted. All such repairs and replacements will be of first-class quality and sufficient for the proper maintenance and operation of the Premises. Tenant will keep and maintain the Premises safe, secure, and clean, specifically including, but not by way of limitation, removal of waste and refuse matter. Tenant will not knowingly permit anything to be done upon the Premises (and will perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part any warranties, or prevent the procurement of any insurance policies that may, at any time, be required under the provisions of this Lease. If Tenant shall fail to perform any of its repair or maintenance obligations under this Section 9.2, and such failure continues for ten (10) days following Landlord’s written notice to Tenant thereof, Landlord reserves the right to contract for any maintenance, repair, or replacement that Tenant is obligated to perform and either bill Tenant directly for the cost of such maintenance, repair, or replacement, in which event Tenant will pay such cost within thirty (30) days of receipt of written demand, or include the cost of such maintenance, repair, or replacement in Operating Costs.
9.3    Damage by Tenant. Except for ordinary wear and tear, Tenant will promptly reimburse Landlord for any costs that Landlord may incur in making repairs or alterations in and to the Premises, the Project or facilities, systems, or equipment of the Project (and in no event will the provisions of Section 17.6 apply to such reimbursement obligation), where the need for such repairs or alterations is caused by Tenant or any Tenant Related Parties.
ARTICLE 10
ALTERATIONS AND ADDITIONS
10.1    Tenant's Alterations. Except as provided below, Tenant will not make any additions, alterations, or improvements (the "Alterations") to the Premises without the prior consent of Landlord, which consent will be requested by Tenant at least thirty (30) days prior to the commencement of any work and such request for consent will include: (a) Tenant's proposed plans and specifications for the Alterations, (b) the names and addresses of Tenant's contractors (and said contractors' subcontractors) and materialmen to be engaged by Tenant for the Alterations, and (c) certificates of insurance, evidencing the insurance required under this Article 10. Landlord's review and approval of the plans and specifications for the Alterations will create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable, including requiring Tenant to utilize only contractors designated by Landlord for any portions of the Alterations involving the Project's structure or any Building systems. Notwithstanding the foregoing, Tenant will have the right to make cosmetic Alterations as Tenant may reasonably deem desirable or necessary (the "Cosmetic Alterations"), without Landlord's consent, provided that such Alterations (i) are not visible from outside of the Premises; (ii) do not affect the Building Structure or any Building systems; (iii) do not affect any premises outside of the Premises; (iv) do not trigger any legal requirement which would require any alteration or improvements to the Project; (v) do not, in the aggregate, exceed Thirty Thousand and No/100 U.S. Dollars ($30,000.00) (for Alterations other than floor and wall covering) in any twelve (12)-month period; and (vi) do not require any license, permit or approval under applicable Law and do not result in the voiding of Landlord's insurance or the increasing of Landlord's insurance risk. Except as otherwise provided herein, the term "Alterations" will include Cosmetic Alterations. Notwithstanding the foregoing, if any Alterations, in Landlord's sole but good faith determination, would affect any premises outside the Premises beyond a de minimis extent, Landlord has the right, in its sole and absolute discretion, not to consent to such Alterations and such denial will not be deemed unreasonable.
10.2    Construction Requirements. All Alterations will be performed by a contractor approved by Landlord (provided, however, that with respect to Cosmetic Alterations only, Tenant shall not be required to obtain Landlord's advance approval of the specific contractor, subject to the contractor requirements set forth in the last sentence of this Section 10.2), in a good and workmanlike manner and otherwise performed and constructed in compliance with all Laws (including obtaining and closing out all necessary permits therefor), and Landlord's construction rules and regulations attached hereto as Exhibit E (the "Construction Rules"). Any Alterations will be performed so as not to cause or create any jurisdictional or other labor disputes and will be performed in such manner as not to obstruct access to the Project or the Common Areas or the conduct of business by Landlord or other tenants in the Project and coordinated with any other work in the Project by Landlord or its tenants in order to minimize interference with such work. Tenant agrees to (a) carry (or cause its general contractor to carry) Causes of Loss-Special Form

Builder's Risk or Installation Floater insurance with a limit of not less than the total cost of the Alterations, in such form and including such terms, conditions and deductibles as are acceptable to Landlord in its sole but reasonable discretion, covering the construction of such Alterations, and (b) cause all of Tenant's contractors, subcontractors, suppliers, laborers and other third parties providing work or services in the Project on behalf of Tenant to carry the commercial general liability, worker's compensation, and automobile insurance Tenant is required to carry under Article 17 and to comply with the requirements of Article 17 applicable to such insurance (including naming Landlord and the other required parties as additional insureds under the commercial general liability policy and providing the required certificates of insurance). Tenant will reimburse Landlord all of the costs and expenses incurred by Landlord in connection with the review and administration cost of any Alterations and, in the event Landlord oversees the construction of the Alterations, a supervision fee in the amount of five percent (5%) of the cost of the Alterations. Promptly after completion of any Alterations that change the floor plan of the Premises, Tenant will deliver to Landlord "as-built" plans and specifications for the Alterations. Upon completion of the Alterations, Tenant will furnish Landlord with full and final unconditional waiver of liens and contractors' affidavits and sworn statements, in such form as may be required by Landlord, Landlord's title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the Alterations showing that all of said parties have been compensated in full, and do not retain any right to file any lien, and waive any and all lien rights. Tenant will give Landlord not less than fifteen (15) days prior written notice before commencing any work for which a claim or lien may be filed. Notwithstanding the foregoing, any contractor performing Cosmetic Alterations shall (i) be duly licensed as a contractor in the State of New Jersey, and (ii) prior to commencing any work, provide Landlord with evidence that such contractor maintains the insurance coverages required of Tenant's contractors under Article 17 of this Lease.
10.3    Landlord's Property; Removal. All leasehold improvements (excluding the Specialty Alterations (defined below)) in the Premises will be the property of Landlord from the time of completion and will not be removed by Tenant. All Specialty Alterations in the Premises will be removed by Tenant unless Landlord notifies Tenant in writing at least one hundred eighty (180) days prior to the Expiration Date that removal will not be required (however, if this Lease terminates prior to the Expiration Date, such one hundred eighty (180)-day period will not apply); provided, however, that, if Tenant requests in writing whether such Specialty Alterations will be required to be removed at the time Tenant requests Landlord's consent thereto, Landlord will notify Tenant within thirty (30) days of Tenant's request. Notwithstanding the foregoing, all data and voice cabling and wire and any other components of Tenant's Telecommunications Systems will be required to be removed in any event, unless Landlord notifies Tenant otherwise in writing. Ownership of any leasehold improvements Tenant is required to remove will revert to Tenant at the time of removal. Tenant will remove the leasehold improvements Tenant is required to remove hereunder, properly will dispose of all debris and improvements, will repair any damage caused thereby, and will restore the Premises to the condition that existed prior to the installation of such leasehold improvements, at Tenant's sole cost and expense; however, without limiting or affecting any other remedies Landlord may have, if Tenant fails to perform such removal, disposal, repair, and/or restoration obligations, Landlord may perform the same on Tenant's behalf and Tenant will reimburse Landlord for all of Landlord's costs incurred for such work within ten (10) days of demand therefor. If Tenant fails to complete such work, then, at

Landlord's option, Landlord may do so and may charge the cost thereof to Tenant and Tenant will be deemed to be holding over under the Lease. "Specialty Alterations" will mean Alterations that (a) perforate a floor slab or a wall that encloses the core of the Building, (b) require the reinforcement of a floor slab, (c) consist of the installation of a raised flooring system, (d) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable tenant uses for ordinary office space, (e) involve material HVAC or power connections through Tenant-dedicated conduit or risers, (f) involve material plumbing connections, such as executive bathrooms and/or showers outside of the Building core, (g) any other Alterations that are not customary for the Permitted Use, or (h) any Alterations that are substantially more expensive to remove than Alterations that are customary for the Permitted Use. Ownership of any Specialty Alterations that Tenant is required to remove will revert to Tenant at the time of removal. Tenant will remove the Specialty Alterations Tenant is required to remove hereunder, properly will dispose of all debris and improvements, will repair any damage caused thereby, and will restore the Premises to the condition that existed prior to the installation of such Specialty Alterations, at Tenant's sole cost and expense; however, without limiting or affecting any other remedies Landlord may have, if Tenant fails to perform such removal, disposal, repair, and/or restoration obligations, Landlord may perform the same on Tenant's behalf and Tenant will reimburse Landlord for all of Landlord's costs incurred for such removal within thirty (30) days of demand therefor. For the avoidance of any doubt, Tenant shall not be responsible for the removal or restoration of any of Tenant’s Property or other equipment (except for data and voice cabling and wire and any other components of Tenant's Telecommunications Systems as noted above), unless the same is designated by Landlord as a Specialty Alteration in accordance with this Section 10.3.
10.4    Notices and Liens. Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises or the Project. If any such lien is filed, Tenant will satisfy and release such lien of record (by bond or otherwise) within thirty (30) days after first learning of such lien filing. If Tenant fails to timely satisfy or release any such lien, Landlord may, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant will reimburse Landlord on demand for such amount together with any other reasonable costs incurred by Landlord and/or Landlord will have the right to deduct such costs from the TI Allowance (if any).
ARTICLE 11
CERTAIN RIGHTS RESERVED BY LANDLORD
Landlord reserves all rights with respect to the Premises, Building and the Project not expressly granted to Tenant in this Lease, including without limitation the following rights, exercisable without any liability to Tenant, without any abatement of Rent and without causing an actual or constructive eviction from the Premises:
11.1    Inspection and Entry. Landlord may enter the Premises on at least forty-eight (48) hours' prior notice to Tenant (except in the event of an emergency or to provide regularly scheduled services, in which case no notice will be required, however Landlord shall provide notice promptly thereafter) to inspect the Premises, to make repairs and renovations to the Project, and/

or to show the Premises to prospective or actual purchasers or Mortgagees and/or (during the last twelve (12) months of the Term) prospective tenants.
11.2    Renovations. Notwithstanding anything to the contrary contained herein, Landlord, in its sole and absolute discretion, may add or remove land from the Project and/or may renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building, the Premises, and/or the Common Areas, or any portion(s) thereof, including, without limitation, by adding, altering, or eliminating the size, location, and arrangement of the Project, the Building, the parking areas, and/or the Common Areas, or any portion(s) thereof, including, but not limited to, amenity spaces, spec suites, vacant premises, and any improvements located thereon or therein now or in the future. In connection with such Renovations, Landlord, among other things, may (a) erect scaffolding or other necessary structures in the Project, (b) limit or eliminate access to portions of the Project, including, without limitation, portions of the Common Areas, and/or (c) perform work in the Project that may create noise or dust or leave debris.
11.3    Minimize Interference. In the exercise of the rights set forth in this Article 11, Landlord will (except in an emergency) take reasonable steps to minimize any interference with Tenant's business.
ARTICLE 12
RULES AND REGULATIONS
Tenant will comply with (and cause all Tenant Related Parties to comply with) the rules and regulations attached hereto as Exhibit G (the "Rules and Regulations"). Landlord will not be responsible for any violation of the Rules and Regulations by other tenants or occupants of the Building and/or Project. All Rules and Regulations, whether now existing or hereafter adopted by Landlord, will be non-discriminatory in nature.
ARTICLE 13
TRANSFERS
13.1    No Transfers without Landlord's Consent. Except for a Permitted Transfer pursuant to Section 13.8 below, Tenant will not, directly or indirectly, voluntarily, involuntarily, or by operation of law, assign, mortgage, pledge, hypothecate, encumber, lien, collaterally assign, or otherwise transfer this Lease, the Premises, or any interest hereunder or sublease or license the Premises or any portion thereof, by operation of law or otherwise, or permit the use of the Premises by any party other than Tenant and its employees (collectively, a "Transfer") without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent to a proposed Transfer in its sole and absolute discretion at any time Tenant is in Default hereunder. "Transfer" will also include (a) if Tenant is a partnership, limited liability company or any other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, members or owners, or transfer of twenty-five percent (25%) or more of partnership, membership or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof, (b) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, and (c) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. "Transferee" will mean any person or entity to whom or which any Transfer is made.
13.2    Notice and Fees. If Tenant proposes to complete a Transfer, Tenant will deliver to Landlord (a) a written request asking for Landlord's consent to the proposed Transfer, or (b) a written notice explaining why Tenant believes Landlord's consent is not required (in either event, a "Transfer Request"). The Transfer Request will include (i) the proposed effective date of the Transfer (which will be at least thirty (30) days but not more than one hundred eighty (180) days after the date of the Transfer Request); (ii) a description of the portion of the Premises to be transferred (the "Subject Space") and all of the terms of the proposed Transfer, including, without limitation, a calculation of the Transfer Premium (defined below); (iii) the name and address of the Transferee; (iv) current financial statements of the Transferee certified by an officer, partner or owner thereof; and (v) any other information that Landlord may reasonably require. Landlord will respond to any properly delivered Transfer Request within thirty (30) days of Landlord's receipt of such notice. Whether or not Landlord will grant consent, Tenant will reimburse Landlord for all actual out-of-pocket costs (including, without limitation, all reasonable attorneys' fees incurred by Landlord in documenting any such Transfer, including any Transfer in a bankruptcy or other insolvency proceeding involving Tenant) incurred by Landlord in connection with any such request, not to exceed an amount of Five Thousand and No/100 U.S. Dollars ($5,000.00) per Transfer Request, within thirty (30) days after written demand along with reasonable supporting documentation therefor.
13.3    Consent. It will be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (a) the Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Project; (b) the Transferee intends to use the Subject Space for purposes that are not permitted under this Lease; (c) the Transferee is either a governmental agency or instrumentality thereof; (d) the Transfer would cause a violation of another lease or any agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease; (e) the Transfer would result in more than a reasonable and safe number of occupants within the Subject Space or significant increase in the use of the parking areas or Common Areas by the Transferee's employees or invitees; (f) the Transferee is not a party of acceptable financial worth or financial stability in light of the responsibilities involved under this Lease on the date consent is requested, as determined by Landlord; (g) either the Transferee or an Affiliate of the Transferee (i) occupies space in the Project at the time of the request for consent, provided Landlord has comparable space available at the time or coming available within the following six (6) months (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Request; and/or (h) the Transfer, when taken together with all previous Transfers then in effect, materially would increase the density of employees in the Premises or the subject space or materially would increase the scope of usage of utilities and services required to be provided by Landlord under this Lease.
13.4    Transfer Premium. If Landlord consents to a Transfer, Tenant will pay to Landlord, within thirty (30) days of receipt by Tenant, fifty percent (50%) of any Transfer Premium received by Tenant. "Transfer Premium" will mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease on a per leasable square foot basis after deducting (a) all out-of-pocket expenses incurred by Tenant in connection with the Transfer, such as customary brokerage commissions and reasonable attorneys' fees, (b) any compensation for the fair market value of Tenant's Property, and (c) if applicable, reasonable compensation for the sale of Tenant's business that is not attributable to the value of Tenant's leasehold interest hereunder. Within one hundred eighty (180) days following the date of the Transfer, Landlord will have the right at all reasonable times to audit the books and records of Tenant relating to any Transfer to confirm the calculation of the Transfer Premium. If the Transfer Premium will be found understated, Tenant will, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit.
13.5    Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord will have the option, by giving notice to Tenant within twenty (20) days after receipt of any Transfer Request, to recapture the Subject Space. Such recapture notice will cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer; however, if this Lease will be canceled with respect to less than the entire Premises, (a) the Rent reserved herein will be prorated on the basis of the leasable area retained by Tenant in proportion to the leasable area of the Premises, and this Lease as so amended will continue thereafter in full force and effect, and (b) Tenant will reimburse Landlord for the costs incurred by Landlord to separately demise the Subject Space from the remainder of the Premises. Upon request of either party, the parties will execute written confirmation of the foregoing.
13.6    Effect of Transfer. If Landlord consents to a Transfer, (a) no terms or conditions of this Lease will be deemed to have been waived or modified, (b) such consent will not be deemed consent to any further Transfer, (c) no Transfer will be valid, and no Transferee will take possession of the Premises, until an executed counterpart of all documentation pertaining to the Transfer has been delivered to Landlord, and (d) no Transfer will relieve Tenant from primary liability under this Lease. Any Transfer for which Landlord's consent is required but not obtained pursuant hereto will constitute a Default under this Lease and will be void and, if such Transfer results in the insolvency of Tenant and/or Tenant is unable to pay its debts (including the Rent due hereunder) as such debts become due, then the obligations of Tenant under this Lease will be personal liabilities of the owners of the ownership interests in Tenant and Landlord will have the right to look to such owners for the performance of all of the Tenant obligations under this Lease as if such owners had personally guaranteed this Lease.
13.7    Tenant Remedy for Landlord Refusal to Consent. Notwithstanding any provision of this Lease or any applicable Laws to the contrary, Landlord and Tenant hereby expressly agree that if a court of competent jurisdiction determines that Landlord unreasonably withheld consent to a proposed Transfer, then Tenant's sole and exclusive remedy for such breach by Landlord will be the right to obtain injunctive relief. Tenant hereby expressly waives the right to recover monetary damages of any kind whatsoever and attorneys' fees incurred on account of any such breach.
13.8    Permitted Transfer. Notwithstanding anything to the contrary in this Article 13, if Tenant is an entity, neither (i) an assignment of this Lease or subletting of all or a portion of the Premises to an entity that is controlled by, controls, or is under common control with, Tenant (“Tenant Affiliate”), (ii) an assignment of this Lease to a transferee that is the resulting entity of a merger or consolidation of Tenant with another entity, nor (iii) the purchase of all or substantially all of the assets or stock of Tenant, shall be deemed a Transfer requiring Landlord’s consent, so long as the following conditions are satisfied (any such transfer that satisfies the requirements of this sentence being referred to herein as a “Permitted Transfer”, and any transferee succeeding by assignment to the entirety of Tenant’s interest under this Lease by a Permitted Transfer being referred to herein as a “Permitted Transferee”): (a) Tenant notifies Landlord in writing at least thirty (30) days in advance of any such proposed Permitted Transfer and promptly supplies Landlord with any documents and other information reasonably requested by Landlord regarding such proposed Permitted Transfer or proposed transferee, including, without limitation, the proposed effective date of the Permitted Transfer, a description of the portion of the Premises to be transferred, all material terms of the proposed Permitted Transfer, the name and address of the proposed transferee, the transfer agreement and any other documentation entered into in connection therewith, and the most recent financial statements available for the proposed transferee, (b) such Permitted Transfer is not utilized by Tenant for the purpose of avoiding its obligations under this Lease, (c) Tenant shall at all times remain primarily liable for the payment of all Rent and the performance of all other obligations of Tenant under this Lease, and no Permitted Transfer shall be deemed to release Tenant from any such obligations, (d) solely with respect to a Permitted Transfer pursuant to clauses (ii) or (iii) above, the resulting entity or transferee has a tangible net worth that is not less than the tangible net worth of Tenant as of the Effective Date, and (e) such Permitted Transfer shall not cause a violation of any provision of this Lease or of any other lease or occupancy agreement for space in the Project, including, without limitation, any exclusive use or prohibited use restrictions contained therein, and shall not give any other occupant of the Project a right to cancel its lease or occupancy agreement.
ARTICLE 14
DESTRUCTION OR DAMAGE
14.1    Landlord Termination Rights. If the Premises, the Building, or the Project is physically damaged or destroyed by an event of casualty, this Lease will continue in full force and effect and Landlord will repair the damage unless (a) in Landlord's contractor's opinion, such damage cannot be repaired within ninety (90) days of the date of the casualty; (b) such damage occurs during the final three (3) months of the Term; (c) the insurance proceeds available to Landlord are not sufficient to complete repair or restoration, provided that Landlord shall have maintained all insurance coverage required hereunder; or (d) Landlord's lender does not elect to make insurance proceeds available to Landlord for repair and restoration, in which case Landlord will have the right to terminate this Lease by delivering written notice thereof to Tenant within sixty (60) days after the casualty.
14.2    Repairs. If this Lease is not terminated as provided above, Landlord will restore the Premises to shell condition and Landlord will have no obligation to restore any Alterations. Tenant will be responsible, at its sole cost and expense, for the repair, restoration, and replacement of any Alterations and Tenant's Property. Landlord will not be liable for any loss of business, inconvenience, or annoyance arising from any casualty or any repair or restoration of any portion of the Premises or the Project as a result of any damage from any casualty. Following Landlord's repair of the Premises, Tenant will repair and restore any improvements installed by Tenant to substantially the same condition as prior to the casualty, except for modifications required by Law. All work by Tenant will be subject to the terms and conditions of Article 10.
14.3    Tenant's Termination Rights. If Landlord does not elect to terminate this Lease pursuant to Section 14.1 above, and, in Landlord's contractor's opinion, the repairs cannot be completed within ninety (90) days after the date of the casualty (the "Repair Period") or the casualty results in damage to any substantial extent during the last three (3) months of the Term, then Tenant will have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease will cease and terminate as of the date of such notice. Tenant will also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days' prior notice to Landlord after the expiration of the Repair Period; provided, however, if Landlord completes repair within such thirty (30)-day period, such termination will be nullified and this Lease will continue in full force and effect.
14.4    Abatement. The Rent will abate on an equitable basis to the extent Tenant's use of the Premises is impaired, commencing with the date of the casualty and continuing until completion of the repairs required of Landlord; provided that if the damage is due to the gross negligence or willful misconduct of any Tenant Related Party, Rent will only abate to the extent the same is covered by rent loss insurance, if any, carried by Landlord.
14.5    Express Agreement. This Lease will be considered an express agreement governing any case of damage to or destruction of the Premises or the Project by fire or other casualty; and any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and will have no application.
ARTICLE 15
EMINENT DOMAIN
15.1    Whole or Partial Condemnation. If the whole of the Project or the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease will terminate as of the earlier of the date title vests or the date possession is given, and Rent will be prorated to such date. If less than the whole of the Project or the Premises is so taken, this Lease will be unaffected by such taking, except that (a) Tenant will have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty-five percent (25%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business; and (b) Landlord will have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, this Lease will terminate on the thirtieth (30th) day after the date of either such notice. If this Lease is not terminated in the event of a partial taking, Landlord will restore the remaining portion of the Premises as nearly as practicable to its condition prior to the taking (but only to the extent of the award received by Landlord) and Tenant will, at its sole cost and expense, repair, restore and/or replace Tenant's Property. Notwithstanding any contrary provision of this Lease, the following governmental actions will not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business or the Project to close during the Term, and (ii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation).

15.2    Rent Abatement. If this Lease continues in force upon such partial taking, the Minimum Rent and Tenant's Proportionate Share will be equitably adjusted according to the remaining leasable area of the Premises and the Project.
15.3    Proceeds of Award. All of the proceeds of any award or payment made by the condemning authority will be the exclusive property of Landlord; however, Tenant will have the right, to the extent that Landlord's award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses, damage to Tenant's Property and the unamortized or undepreciated cost of Alterations.
ARTICLE 16
INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY
16.1    Tenant's Indemnity. Subject to Section 17.6 hereof, Tenant will and does hereby agree to indemnify, defend, and hold harmless the Landlord Related Parties from and against any and all Claims arising out of or relating to any of the following, except to the extent caused by Landlord's or any Landlord Related Party's gross negligence or willful misconduct: (a) the use and/or occupancy of the Premises by any Tenant Related Party; (b) any act or omission to act in, on or about the Premises or the Project or any part thereof by any Tenant Related Party; (c) any injury or damage to any person or property in the Premises or outside the Premises and caused by any Tenant Related Party; (d) any Default or other failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease; and (e) the gross negligence or willful misconduct of any Tenant Related Party. If any action or proceeding is brought against any Landlord Related Party by reason of any of the foregoing matters, Tenant, upon Landlord's request, will defend such action or proceeding at Tenant's expense by counsel reasonably satisfactory to such Landlord Related Party. Landlord need not have first paid or incurred any loss or liability on account of any such Claim in order to be defended or indemnified at the outset of such Claim, action, or proceeding.
16.2    Landlord’s Indemnity. Except to the extent resulting from the gross negligence or willful misconduct of Tenant or any Tenant Related Party, and subject to Section 17.6 hereof, Landlord agrees to indemnify and save harmless Tenant and Tenant’s officers, directors, partners, principals, members, and employees from and against any claim by a third party arising from or claimed to have arisen from any injury to or death of any person or persons in the Premises or in any common areas of the Building or the Project, to the extent such injury or damage results from (i) the gross negligence or willful misconduct of a Landlord Related Party or (ii) any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease. Landlord shall pay all indemnified amounts within thirty (30) days after final resolution of the applicable claim or demand for payment accompanied by reasonable supporting documentation. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Related Parties with respect to this Lease under common law.
16.3    Exemption of Landlord from Liability. Tenant hereby assumes all risk of damage, injury, illness, virus, or infectious disease (including, without limitation, COVID-19) to any person or property in, on, or about the Premises from any cause, excluding the negligence, willful misconduct or breach of this Lease by Landlord. Tenant agrees that, unless expressly provided herein, no Landlord Related Parties will be liable for any loss, injury, death, or damage to persons or property resulting from any condition, including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water, or rain that may leak or flow from or into any part of the Premises, from mold or indoor air quality, or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works, or other fixtures in the Building and/or the Project, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building and/or the Project. None of the foregoing will be considered a constructive eviction of Tenant, nor will the same entitle Tenant to an abatement of Rent.
16.4    Limitation of Liability. Neither Landlord nor any Landlord Related Party will have any personal liability with respect to the Premises or any of the provisions of this Lease. Tenant will look solely to the equity interest of Landlord in the Building for the satisfaction of Tenant's remedies or judgments. Upon any Transfer of Landlord's interest in this Lease or in the Building, the transferring Landlord will have no liability or obligation for matters arising under this Lease from and after the date of such Transfer, except as expressly set forth to the contrary herein. Except as otherwise provided in this Lease, Landlord agrees to look solely to Tenant and the assets of Tenant for the satisfaction of any right or remedy of Landlord, and no assets of any Tenant Related Party shall be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Landlord’s remedies under or with respect to this Lease. None of the Tenant Related Parties shall be personally liable for the performance of Tenant’s obligations hereunder made in the ordinary course of Tenant’s business arising solely out of and by reason of Tenant’s breach of this Lease. The limitation on personal liability of the Tenant Related Parties shall not in any manner constitute a waiver of or affect any of the obligations of Tenant under this Lease. Notwithstanding the foregoing, nothing in this paragraph shall be deemed to be a waiver of Landlord’s rights against Tenant or the Tenant Related Parties arising under, by reason of or under any applicable fraudulent conveyance, transfer laws and/or common law.
16.5    No Consequential Damages. Landlord and Tenant each hereby expressly waives the right to any consequential or punitive damages awarded in or as the result of any proceeding alleging the failure of Landlord or Tenant, as the case may be, to observe and perform any of the covenants and conditions contained in this Lease or otherwise to be performed by Landlord or Tenant, respectively, except as set forth in Article 20 hereof and except for any third party claims for consequential damages, which claims are covered by the indemnification described in Section 16.1 or Section 16.2 above.
ARTICLE 17
INSURANCE
17.1    Landlord Required Coverage. Landlord will procure and maintain during the Term, (a) a policy or policies of commercial property insurance covering the Project (excluding portions of the Project Tenant is required to insure under Section 17.2.2), (b) commercial general liability insurance, (c) business income/rental value insurance, and (d) any other insurance deemed appropriate by Landlord or its Mortgagee. Such insurance will be in such amounts, from such companies, and on such terms and conditions as Landlord or its Mortgagee may deem appropriate from time to time. All insurance maintained by Landlord will be in addition to, and not in lieu of, the insurance required to be maintained by Tenant hereunder. The Building or the Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Building or the Project will be determined by Landlord based upon the total insurance cost calculations). Tenant also will reimburse Landlord for any increased premiums or additional insurance Landlord reasonably deems necessary as a result of Tenant's use of the Premises. Tenant will not be named as an additional insured in such policies. Landlord will not be required to insure Tenant's Property or Tenant's Alterations or improvements.
17.2    Tenant Required Coverage. Tenant will maintain during the Term (and thereafter as required) the following insurance at Tenant's sole cost and expense:
17.2.1    Commercial general liability insurance written on an ISO CG 00 01 occurrence policy form, or its equivalent, covering Tenant against any Claims or suits arising out of Tenant's occupancy, maintenance, or use of the Premises and the conduct or operation of business therein. Any such policy will provide coverage for bodily injury and property damage liability and personal and advertising injury liability arising out of Tenant's operations, assumed liabilities, and use of the Premises, for limits of liability not less than One Million and No/100 U.S. Dollars ($1,000,000.00) per occurrence and One Million and No/100 U.S. Dollars ($1,000,000.00) annual general aggregate, One Million and No/100 U.S. Dollars ($1,000,000.00) personal and advertising injury, and One Million and No/100 U.S. Dollars ($1,000,000.00) products-completed operations, or such higher limits and additional coverages as Landlord may require from time to time during the Term. Such products and completed operations coverage will be maintained for at least the period under which a Claim may be asserted under the applicable statute of limitations or repose. Such insurance will include coverage for, but not be limited to, personal and advertising injury liability, premises/operation, property damage (including coverage for explosion, collapse, and underground property), independent contractors, host liquor liability, a Separation of Insureds clause, and contractual liability covering Tenant's contractual obligations assumed under this Lease as an "insured contract." These coverages will not include an exclusion related to virus and communicable disease to the extent commercially available at commercially reasonable rates. If Tenant stores the property of others for a fee, Tenant will maintain warehouse operator's legal liability insurance for the full value of such property as determined by the warehouse contract between Tenant and the owner(s) of such property.
17.2.2    Commercial property insurance covering (a) Tenant's Property, and (b) any improvements and Alterations (including the Tenant Improvements, if any) made by Tenant or at Tenant's request. Such insurance will be written on an ISO form CP 10 30 "Causes of Loss – Special Form" basis (or its equivalent), and on one hundred percent (100%) full replacement cost valuation basis without deduction for depreciation, and will include coverage for theft, vandalism, malicious mischief, sprinkler leakage, leakage from any window or sill, and all other types of water damage. Such policy will have a deductible not greater than Fifty Thousand and No/100 U.S. Dollars ($50,000.00) without the prior consent of Landlord. The proceeds of such insurance will be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, any proceeds under subsection (a) above will be paid to Tenant and any proceeds under subsection (b) above in excess of Tenant's unamortized cost associated therewith will be paid by Tenant to Landlord. Notwithstanding the foregoing, Landlord will have the option, at any time upon three (3) months' prior notice to Tenant, to procure property insurance covering leasehold improvements on all the premises throughout the Project, and Tenant thereafter will pay Tenant's Proportionate Share of the premium of such policy as an element of Tenant's Cost Allocation. No lack or inadequacy of insurance by Tenant will make Landlord subject to any Claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property.
17.2.3    Business income and extra expense insurance (or its equivalent) in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Project as a result of such perils, for a period of not less than twelve (12) months.
17.2.4    Worker's compensation as required by applicable statute with statutory limits together with employer's liability/employer's indemnity coverage at limits of not less than One Million and No/100 U.S. Dollars ($1,000,000.00) each accident / One Million and No/100 U.S. Dollars ($1,000,000.00) each employee by disease / One Million and No/100 U.S. Dollars ($1,000,000.00) policy limit by disease (or, if higher, the policy limits required by applicable Law).
17.2.5    Commercial automobile liability insurance providing third-party bodily injury and third-party property damage liability coverage covering all vehicles owned, non-owned, hired, or in any way operated for or under the direction of Tenant with a combined single limit of at least One Million and No/100 U.S. Dollars ($1,000,000.00) per occurrence. Any such insurance will be written on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 and must not contain any exclusion or limitation related to the loading or unloading of a covered vehicle.
17.2.6    Umbrella/Excess liability insurance written on a "following form" basis with limits of not less than Three Million and No/100 U.S. Dollars ($3,000,000.00) per occurrence and Three Million and No/100 U.S. Dollars ($3,000,000.00) in the aggregate. Any such policy will attach without gaps in coverage or limits, and will be scheduled excess of the underlying commercial general liability, auto liability, and employer's liability policies outlined in this Section 17.2. Any such insurance will include both excess coverage that will be triggered upon exhaustion of any scheduled underlying insurance and umbrella coverage for occurrences not covered by underlying insurance. The required umbrella/excess policy will not be written on an excess to "Other Insurance" basis. The products and completed operations coverage under the excess policy will be maintained for at least the period under which a Claim may be asserted under the applicable statute of limitations or repose.
17.3    Form of Policies. The insurance required by Sections 17.2.1, 17.2.5, and 17.2.6 above will (a) include Landlord, Landlord's property management agent, and at Landlord's request, any Mortgagee, each as an additional insured by ISO Form CG 20 26 "Additional Insured – Designated Person or Organization" endorsement or such other additional insured endorsement approved by Landlord; (b) cover, to the extent insurable, Tenant's indemnity obligations under this Lease; (c) be issued by an insurance company licensed or qualified to do business in the jurisdiction in which the Premises are located, having an A.M. Best & Co. rating of not less than A- VIII or that is approved by Landlord; (d) be primary, not contributing with, and not in excess of, coverage that Landlord may carry and be endorsed with a CG 20 01 04 13 Endorsement – "Primary and Noncontributory – Other Insurance Condition"; and (e) contain a separation of insureds provision. Such additional insured status must (i) be at least as broad as the coverage afforded to the named insured thereunder, and (ii) not contain any limitation or exclusion requiring contractual privity between the named insured and any such person or entity required to be included as an additional insured. Tenant may use a blanket additional insured endorsement provided (A) the endorsement affords coverage as required by this Article 17, and (B) is approved in writing by Landlord. All insurance policies required in Section 17.2 above will include a waiver of subrogation in favor of Landlord, Landlord's property management company, and, at Landlord's request, any Mortgagee. Tenant agrees that it will cause such policies to be endorsed to provide thirty (30) days' prior written notice by the insurer(s) to Landlord in the event said insurance is cancelled, materially modified, or non-renewed (ten (10) days' prior written notice in the event of cancellation for non-payment of premium). Any deductibles under the required insurance policies maintained by Tenant will be the sole responsibility of Tenant.
17.4    Evidence of Insurance. Tenant will deliver certificates of insurance, and, upon request, complete copies of each such policy, and all endorsements thereto, evidencing compliance with the insurance required hereunder on or before the date Tenant first enters the Premises and at the time of renewal of each of the required policies. Tenant also will provide the renewal quotes and binders for the required coverage at least thirty (30) days before the existing insurance policies expire for approval by Landlord. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this Article 17 have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant's obligation to maintain such insurance.
17.5    Additional Insurance Obligations. Landlord may require that Tenant obtain additional types of insurance to the extent such coverages are required by Landlord's Mortgagee, provided such coverages are commercially available at commercially reasonable rates.
17.6    Waiver of Subrogation. Without affecting any other rights and remedies, and other than as provided in Section 9.3 above, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to any property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance or business interruption insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance or business interruption insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver will apply regardless of the cause or origin of such claim, including, but not limited to, the negligence of a party, or such party's agents, officers, employees, or contractors. The foregoing waiver will also apply to any deductible and/or self-insured retention, as if the same were a part of the insurance recovery.
ARTICLE 18
DEFAULT
18.1    Tenant's Default. A "Default" will mean the occurrence of any one (1) or more of the following events:
18.1.1    Tenant's failure to pay any installment of Rent or any part thereof, when the same shall become due and payable and such failure shall continue for five (5) Business Days after notice thereof from Landlord to Tenant (provided that if Tenant shall have failed to pay any such installment of Minimum Rent or recurring payments of Additional Rent payable under Article 4 of this Lease when the same becomes due and payable one time during any Lease Year and Landlord shall in each case have given Tenant notice of such failure, then after such first time it shall be a Default in the event Tenant thereafter during such same Lease Year fails to pay any such installment of Minimum Rent or recurring payments of Additional Rent payable under Article 4 of this Lease on the date the same becomes due and payable, without notice from Landlord).
18.1.2    [Intentionally Omitted].
18.1.3    Tenant fails to deliver any estoppel certificates or subordination agreements or obtain insurance as required by the terms of this Lease within five (5) Business Days after Tenant's receipt of written notice from Landlord that Tenant failed to timely deliver such estoppel certificates or subordination agreements or obtain such insurance within the periods set forth in this Lease.
18.1.4    [Intentionally Omitted].
18.1.5    (a) Tenant's general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors; (b) Tenant's insolvency or admission in writing of its inability to pay its debts as they mature; or (c) the filing by or against Tenant of proceedings (i) for the appointment of a trustee, custodian or receiver of Tenant or for all or a part of Tenant's property, (ii) in bankruptcy, or (iii) for relief under any other law for the relief of debtors; provided, however, if such proceedings are instituted against Tenant involuntarily, such proceedings will not constitute a Default if such proceedings are dismissed within forty (40) Business Days of filing.
18.1.6    Tenant actually deserts the Premises (meaning Tenant has physically vacated and ceased all business operations in the Premises) for a period of sixty (60) or more consecutive days, unless (a) Tenant continues to pay all Rent due and payable hereunder, keeps the Premises locked, and takes reasonable precautions to protect and safeguard the Premises during such period, or (b) such vacancy arises directly from a casualty event governed by Article 14 or a condemnation event governed by Article 15 of this Lease.
18.1.7    Tenant fails to perform any other covenant, condition or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for twenty (20) Business Days after notice thereof from Landlord to Tenant, or such additional period as is reasonably necessary to effect cure, provided Tenant commences cure within such twenty (20)-Business-Day period and diligently pursues the same to completion within sixty (60) Business Days following Landlord's notice.
18.1.8    [Intentionally Omitted].
18.1.9    Any representation or warranty made by Tenant in this Lease or in any document, instrument, or certificate executed or delivered by Tenant in connection with this Lease shall prove to have been knowingly false or materially misleading in any material respect as of the date when made.
18.1.10    Any notice periods provided for under this Section will run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

18.2    Landlord's Default.
18.2.1    Tenant promptly will notify Landlord of the need for any repairs or action with respect to other matters that are Landlord's obligation under this Lease. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30)-day period or to diligently prosecute the same to completion, then, subject to the other limitations set forth elsewhere in this Lease, Landlord will be liable to Tenant for any actual damages sustained by Tenant as a result of Landlord's breach; provided that in no event will Tenant have the right to terminate this Lease on account of a Landlord default. Tenant will not have the right to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease unless Tenant has obtained a final, non-appealable judgment against Landlord for the amount due.
ARTICLE 19
LANDLORD REMEDIES AND DAMAGES
19.1    Remedies. In the event of a Default, (including, without limitation, during any eviction moratorium, to the extent allowed by Law), then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord will have the right, at Landlord's option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:
19.1.1    Terminate this Lease and Tenant's right to possession of the Premises by giving written notice to Tenant, which termination date shall not be less than three (3) Business Days after the giving of such notice. Tenant will immediately surrender the Premises to Landlord on or before such termination date, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof, whereupon Tenant will have no further claim to the Premises or under this Lease.
19.1.2    Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and sue upon and collect any unpaid Rent or other charges, that have or thereafter become due and payable.
19.1.3    Continue this Lease in effect, but terminate Tenant's right to possession of the Premises and re-enter the Premises and take possession thereof, whereupon Tenant will have no further claim to the Premises without the same constituting an acceptance of surrender.
19.1.4    In the event of any re-entry or retaking of possession by Landlord, Landlord will have the right, but not the obligation, (a) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (b) to remove all or any part of Tenant's or any other occupant's property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.
19.1.5    Landlord may relet the Premises without thereby avoiding or terminating this Lease (if the same has not been previously terminated), and Tenant will remain liable for any and all Rent and other charges and expenses hereunder. For the purpose of reletting, Landlord is authorized to make such repairs or alterations to the Premises as may be necessary in the sole discretion of Landlord for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, alterations and the expense of such reletting (including, without limitation, reasonable attorney and brokerage fees) and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant will pay such deficiency each month upon demand therefor. Actions to collect such amounts may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until the expiration of the Term.
19.1.6    Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant's obligations under this Lease. Tenant further agrees that Landlord will not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord's liability set forth in this Lease). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.
19.1.7    Landlord will at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.
19.1.8    To the extent permitted by applicable Law, Landlord will have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises; provided, however, that if Landlord exercises such right, Landlord shall provide Tenant with notice of such lock change within twenty-four (24) hours thereafter and shall make a key available to Tenant at Landlord's office during normal business hours unless a court order has been obtained authorizing the exclusion of Tenant from the Premises.
19.1.9    The rights given to Landlord in this Article are cumulative and will be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.
19.2    Damages. Should Landlord elect to terminate this Lease or Tenant's right to possession under the provisions above, Landlord may recover the following damages from Tenant:
19.2.1    Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus
19.2.2    Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus
19.2.3    Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, which shall be limited to any costs or expenses (including, without limitation, reasonable attorneys' fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) reletting the Premises, including, but not limited to, advertising expenses, brokers' commissions and fees; and (d) any special concessions made to obtain a new tenant.

19.2.4    Definition. As used in Section 19.2.1 above, the phrase "worth at the time of the award" will be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in Section 19.2.2 above, the phrase "worth at the time of the award" will be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).
19.3    Rent after Termination. Tenant specifically acknowledges and agrees that Landlord will have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event will Tenant be entitled to receive any excess of any such rents collected over the Rent. Notwithstanding the foregoing, in no event shall Tenant’s liability under this Article 19 exceed the Rent and other amounts that would have been payable under this Lease for the balance of the Term, except in connection with (a) a termination of this Lease due to Tenant’s Default, or (b) an exercise of Landlord’s remedies following a casualty or condemnation under Articles 14 or 15 hereof.
19.4    No Termination. A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, will not work a merger and will at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant's interest in same. Following a Default, Landlord will have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.
19.5    Waiver of Demand. All demands for Rent and all other demands, notices, and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant. Notwithstanding the foregoing waiver of notices, Landlord may elect to serve such notices (including statutory notices) and combine such notices with any notices required under the provisions of this Lease.
19.6    Waiver of Redemption. Tenant hereby waives, relinquishes, and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ.
19.7    Deficiency. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord will have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit will not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.
19.8    Counterclaim. Tenant hereby waives any right to plead any counterclaim, offset or affirmative defense in any action or proceedings brought by Landlord against Tenant for possession of the Premises or otherwise, for the recovery of possession based upon the non-payment of Rent or any other Default. The foregoing will not, however, be construed as a waiver of Tenant's right to assert any claim in a separate action brought by Tenant against Landlord. In the event Tenant must, because of applicable court rules or statutes, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant will be severed from the proceedings instituted by Landlord (and, if necessary, transferred to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of any such counterclaim or any other claim asserted by Tenant.
19.9    Mitigation of Damages. Landlord will use commercially reasonable efforts to mitigate any damages resulting from a Default under the Lease and Tenant will use commercially reasonable efforts to mitigate any damages resulting from a default by Landlord under this Lease; provided that any failure by Landlord to mitigate damages in accordance with the foregoing will not give rise to any liability of Landlord for breach of this Lease, but will only serve to reduce the recovery by Landlord by the amount of damages that Tenant proves could reasonably have been avoided. Subject to the foregoing, Landlord's obligation to mitigate damages after a Default will be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:
19.9.1    Landlord will have no obligation to solicit or entertain negotiations with any Substitute Tenant until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.
19.9.2    Landlord will not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that tenant's use are (or soon will be) available.
19.9.3    Landlord will not be obligated to lease the Premises to a Substitute Tenant for a rental amount less than the greater of (a) the current fair market rental then-prevailing for similar uses in comparable buildings in the same market area as the Project, and (b) the rental rate payable under this Lease, nor will Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Project.
19.9.4    Landlord will not be obligated to enter into a lease with any Substitute Tenant whose use would:
1.    Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project or any other agreement to which Landlord is a party; or
2.    Be incompatible with the operation of the Project as a first-class Project.
19.9.5    Landlord will not be obligated to enter into a lease with any Substitute Tenant that does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.
19.9.6    Landlord will not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless:
1.    Tenant pays any such sum to Landlord in advance of Landlord's execution of a lease with such Substitute Tenant (which payment will not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's Default); or

2.    Landlord determines that any such expenditure is financially justified in connection with entering into any such lease.
19.9.7    Upon compliance with the above criteria regarding the releasing of the Premises after a Default, Landlord will be deemed to have fully satisfied Landlord's obligation to mitigate damages under this Lease and under any Law, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section. Until Landlord is able, through such efforts, to relet the Premises, Tenant must pay to Landlord, on or before the first day of each calendar month, the monthly Rent and any other charges provided in this Lease. No such reletting will be construed as an election on the part of Landlord to terminate this Lease unless Landlord gives Tenant a notice of such intention. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
ARTICLE 20
HOLDING OVER
If, after expiration of the Term, Tenant remains in possession of the Premises, such hold over will constitute a tenancy at sufferance, subjecting Tenant to all the covenants and obligations of this Lease, and the monthly installments of Minimum Rent will be increased to one hundred fifty percent (150%) of, and after the first thirty (30) days of holdover, increased to two hundred percent (200%) of, the monthly installments of Minimum Rent in effect at the expiration of the Term. In addition to all items of Additional Rent, Tenant will pay to Landlord any actual damages incurred by Landlord as a result of such holdover.  If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire will be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant will hold over without the consent of Landlord, then Tenant also will be liable for any and all Claims resulting from retention of possession by Tenant, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost rents and profits to Landlord resulting therefrom. Notwithstanding the above, Tenant shall not be responsible for any damages incurred or claims made by the Landlord for the first thirty (30) days of holding over. The provisions of this Article will not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord, nor will receipt of any rent or any other act appearing to affirm the tenancy operate as a waiver of the right to terminate this Lease for a breach by Tenant hereof. Without limiting or affecting any other remedies Landlord may have, if Tenant fails to surrender possession of the Premises in the condition required under this Lease upon the expiration or earlier termination of this Lease, Tenant will be deemed to remain in possession of the Premises until Tenant places the

Premises and any other applicable portions of the Building or Project in the condition required by this Lease or Landlord otherwise accepts Tenant's surrender of possession in writing.
ARTICLE 21
SURRENDER OF PREMISES
21.1    Upon the expiration or earlier termination of this Lease, Tenant, subject to Section 10.3 above, peaceably will surrender the Premises to Landlord broom-clean and in the same condition as on the date Tenant took possession, except for: (a) reasonable wear and tear, (b) loss by fire or other casualty, and (c) loss by condemnation. Tenant's Property will be and will remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that, if any of Tenant's Property is removed, Tenant promptly will repair any damage to the Premises or to the Project resulting from such removal. Internal floor coating/concrete hardener will be left in sealed condition, including, without limitation, any areas that may be damaged by removal of Tenant's fixtures. All interior walls should be left in good condition, and any holes from removal of Tenant's fixtures must be patched.
21.2    If Tenant surrenders the Premises or is dispossessed by process of law or otherwise, any of Tenant's Property left on the Premises will be deemed to be abandoned, and, at Landlord's option, title will pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant's Property, the reasonable cost of removal, storage, and disposal of Tenant's Property, including, without limitation, repairing any damage to the Premises or Project caused by such removal, will be paid by Tenant. On the Expiration Date, Tenant will surrender all keys, parking cards and other means of entry to the Premises, and will inform Landlord of the combinations and access codes for any locks and safes located in the Premises.
ARTICLE 22
BROKERAGE FEES
Landlord and Tenant warrant and represent to each other that they have not dealt with any broker in connection with the consummation of this Lease except the Broker set forth in the Lease Summary. In the event any claim is made against Landlord by any other broker or agent alleging dealings with Tenant, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify Landlord on account of any loss, cost, damage and expense (including, without limitation, attorneys’ fees and disbursements) which may be suffered or incurred by Landlord by reason of such claim. In the event any claim is made against Tenant by any broker or agent alleging dealings with Landlord (including the Broker), Landlord shall defend Tenant against such claim, using counsel approved by Tenant, such approval not to be unreasonably withheld, and save harmless and indemnify Tenant on account of any loss, cost, damage and expense (including, without limitation, attorneys’ fees and disbursements) which may be suffered or incurred by Tenant by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, persons or firms designated in the Lease Summary.

ARTICLE 23
NOTICES
Any notice, demand, request, consent, covenant, approval, or other communication to be given by one party to the other must be in writing and (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail) delivered (i) personally, (ii) prepaid certified mail, return receipt requested or (iii) sent by nationally recognized overnight courier. The effective date of notice will be the date of delivery or refusal to accept delivery as evidenced by written receipt. All notices will be delivered or addressed to the parties at their respective addresses set forth on the Lease Summary. Either party may change the address at which it desires to receive notice upon giving notice of such request to the other party in the manner provided herein.
ARTICLE 24
RELOCATION OF PREMISES
Landlord will have the right, exercisable no more than once during the Term, upon not less than sixty (60) days' prior written notice, to move Tenant to other space of substantially comparable size, fit, finish, utility and configuration in the Project with a comparable number of windows. The new space will be provided with improvements of comparable quality to those within the Premises and Tenant shall not be responsible for paying more Rent than currently payable under this Lease; provided, however, that if the size of the new premises is smaller than the Premises, the Rent will be reduced proportionately. Landlord will pay the reasonable out-of-pocket costs to relocate and reconnect Tenant's Property and equipment within the new space. Landlord also will reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation. Within ten (10) days following request by Landlord, Tenant will execute an amendment to this Lease prepared by Landlord to memorialize the relocation, provided that Tenant's failure to execute such an amendment will not affect the validity of any such relocation.
ARTICLE 25
SIGNAGE
25.1    Tenant will have the right to install a Building sign with Tenant's name and suite number at the main entrance to the Premises and in the elevator lobby, at Tenant's expense and subject to Landlord's approval.
25.2    No other signage will be permitted without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord grants such consent, the signage will be at Tenant's expense. Tenant will not affix, paint, erect, or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Building or the Project, including, without limitation, the inside or outside of windows or doors, without the consent of Landlord, which consent may be withheld in Landlord's sole discretion. Landlord will have the right to remove any signs or other matter installed without Landlord's permission without being liable to Tenant by reason of such removal and to charge the reasonable cost of removal to Tenant, payable within thirty (30) days of written demand by Landlord.
25.3    Any damage to any portion of the Project upon installation, maintenance, or removal of Tenant signage will be Tenant's sole responsibility. Upon removal of Tenant's signage, the area affected thereby will be repaired and restored pursuant to Landlord's specifications to a condition acceptable to Landlord, at Tenant's sole expense. Upon the expiration or earlier termination of this Lease, Tenant will remove all of its signage. Notwithstanding anything to the contrary contained in this Section, if Tenant fails to remove any Tenant signage and/or to repair any damage to any portion of the Project caused by the installation, maintenance, or removal of such Tenant signage, and such failure continues for ten (10) days following Landlord’s notice thereof to Tenant, Landlord will have the option to remove any such Tenant signage and/or to repair any such damage and thereafter to invoice Tenant for all costs and expenses it incurs as a result of same, which amount will constitute Additional Rent hereunder, and which amount Tenant will pay within thirty (30) days of receipt of said invoice.
25.4    Directional Signage. Tenant shall have the right to benefit from any directional signage located within the Building on the floor(s) serving the Premises to the extent such directional signage is currently existing as of the Effective Date. Any modifications to or replacement of such existing directional signage shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.
ARTICLE 26
LENDER PROVISIONS
26.1    Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien, operation and effect of any mortgages, deeds to secure debt or trust deeds, now or hereafter in force against the Building or the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, "Mortgages"; each, a "Mortgage"), and to all advances made or hereafter to be made upon the security of such Mortgages, unless the lessor under such ground or underlying lease or the holder of any mortgage, deed to secure debt, or trust deed (collectively, the "Mortgagees"; each, a "Mortgagee") require in writing that this Lease be superior thereto. If any Mortgage is foreclosed or if any ground or underlying lease is terminated, then, if requested to do so by the purchaser upon any such foreclosure sale, or the lessor of such ground or underlying lease, as the case may be (the "Purchaser"), Tenant will attorn, without any deductions or set-offs whatsoever, to the Purchaser, and recognize the Purchaser as the lessor under this Lease. The provisions of this Section will be self-operative, but Tenant, within ten (10) Business Days of request by Landlord or the Purchaser (as applicable), will execute such further instruments or assurances as reasonably requested to evidence the same.
26.2    Estoppel Certificates. Within twenty (20) days after written request from Landlord, Tenant will execute and deliver to Landlord an estoppel certificate, which may be required by Landlord or any prospective Mortgagee or purchaser of the Project, indicating therein any exceptions thereto that may exist at that time, and will also contain any other information reasonably requested. Landlord and, any purchaser, assignee or Mortgagee may rely upon any such certificate. Tenant's failure to execute and deliver such statement within the time required will be conclusive against Tenant as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.
26.3    Notice and Cure Rights. Tenant agrees to notify any Mortgagee whose address has been furnished to Tenant, of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Mortgagee will have an additional thirty (30) days to cure such default; provided that, if such default cannot reasonably be cured within that thirty (30)-day period, then such Mortgagee will have such additional time to cure the default as is reasonably necessary under the circumstances.
ARTICLE 27
BANKRUPTCY OR INSOLVENCY
27.1    Tenant's Interest Not Transferrable. Except as may specifically be provided pursuant to the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor statute (the "Code"), neither Tenant's interest in this Lease, nor any estate hereby created in Tenant, nor any interest herein, will pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law.
27.2    Termination. In the event the interest or estate created in Tenant hereby is taken in execution or by other process of law, or if Tenant is adjudicated insolvent by a court of competent jurisdiction other than the United States Bankruptcy Court, or if a receiver or a trustee of the property of Tenant is appointed by reason of the insolvency or inability of Tenant to pay its debts as the same become due, or if any assignment is made of the property of Tenant for the benefit of creditors, then Landlord will have the right to elect by written notice to Tenant to terminate this Lease and all rights of Tenant hereunder, and Tenant will vacate and surrender the Premises but will remain liable as herein provided.
27.3    Tenant's Obligation to Avoid Creditors' Proceedings. Tenant will not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant, and will not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under insolvency law, except under the Code, or the appointment of a trustee or a receiver of Tenant or of the assets of Tenant will be conclusive evidence that Tenant caused, or gave cause therefor, unless such allowance of the petition, or the appointment of a trustee or a receiver, is vacated within sixty (60) days after such allowance or appointment. Any act or occurrence described in this Section will be deemed a material breach of Tenant's obligations hereunder, and as providing Landlord with the right to elect by written notice to Tenant to terminate this Lease and all rights of Tenant hereunder, and Tenant will vacate and surrender the Premises but will remain liable as herein provided. In addition, Landlord hereby reserves any and all other rights and remedies available to it hereunder, at law, and/or in equity.
27.4    Subsequent Bankruptcy. In the event that this Lease is assumed by a trustee appointed for Tenant or by Tenant as debtor-in-possession and thereafter Tenant is liquidated or files a subsequent petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Code, then, and in either of such events, Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder, by giving Tenant written notice of its election to so terminate, by no later than thirty (30) days after the occurrence of either of such events.
27.5    Assignment. If a trustee or debtor-in-possession assumes this Lease for the purpose of assigning or otherwise transferring Tenant's interest under this Lease, or the estate created thereby, to any other person, such interest or estate may be so transferred only if Landlord acknowledges in writing that the intended transferee has provided "adequate assurance of future performance" of all of the terms, covenants, and conditions of this Lease to be performed by Tenant.

27.6    Occupancy Charges. When, pursuant to the Code, a trustee or Tenant, as debtor-in-possession, is obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charge will not be less than the full Rent amount due hereunder.
27.7    Consent. Neither Tenant's interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, will pass to any trustee, receiver, transferee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the Laws of any state having jurisdiction over the person or property of Tenant unless Landlord consents to such transfer in writing. No acceptance by Landlord of Rent or any other payments from any such trustee, receiver, transferee, person, or other entity will be deemed to have waived the need to obtain Landlord's consent for any transfer of Tenant's interest under this Lease.
27.8    Attorneys' Fees. If, in the context of the filing of any voluntary or involuntary bankruptcy, insolvency, reorganization, assignment for benefit of creditors, or other debt-relief proceeding under federal or state Law (an "Insolvency Proceeding"), by or against Tenant or any sublessee, either Tenant, a trustee, or the sublessee immediately will reimburse Landlord for all expenses, including reasonable attorneys' fees, Landlord incurs in connection with any act that Landlord deems necessary, either through legal proceedings or otherwise, to monitor such Insolvency Proceeding, to enforce or attempt to enforce any provision of this Lease, to enforce or attempt to enforce any actions required under the Code to be taken by Tenant, a trustee, or the sublessee, or in the negotiation of any amendment, sublease, modification, or other agreement made to this Lease during or related to such Insolvency Proceeding. For avoidance of doubt, such expenses incurred by Landlord, including attorneys' fees, will be payable to Landlord as an administrative expense and as part of the cure payment paid to Landlord in connection with any assumption or assumption and assignment of this Lease, and, to the extent necessary, such expenses will be awarded to Landlord by the United States Bankruptcy Court, or other court overseeing such bankruptcy or Insolvency Proceeding.
27.9    Other Laws. The provisions of this Article concerning the rights of Landlord, and the obligations of a trustee, Tenant, debtor, receiver, debtor-in-possession, and assignee are in addition to such rights and obligations provided by Law, including those applicable provisions of the Code. Nothing contained in this Article will limit or reduce in any manner whatsoever such rights and obligations that otherwise are provided for by Law.

ARTICLE 28
MISCELLANEOUS
28.1    Parking. Tenant will be permitted to park automobiles as set forth in Exhibit H. In addition to the provisions of Exhibit H, Tenant will comply with all parking rules and regulations established by Landlord for the Project, as the same may be revised from time to time.
28.2    Quiet Enjoyment. Landlord agrees that, provided this Lease is in full force and effect and has not been terminated, Tenant shall and may peaceably hold and enjoy the Premises during the Term, without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease and to any Mortgage, lease, or other agreement to which this Lease may be subordinated. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Project and Building, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease, to the extent of their respective interests in the Project and Building, as and when they shall acquire same and then only for so long as they shall retain such interest.
28.3    No Air Rights. This Lease does not grant Tenant any rights to any view or to light or air over any property, whether belonging to Landlord or any other person.
28.4    Force Majeure. Notwithstanding anything to the contrary contained in this Lease, any prevention, delay, or stoppage due to strikes, labor disputes, lockouts, inability to obtain labor, materials, equipment, or reasonable substitutes therefor, acts of God, epidemic or pandemic or the like or other public health crisis or public state of emergency declared as such by applicable governmental authorities, governmental restrictions, regulations, controls or moratoria, government mandated quarantines, plague, closures or work stoppages that cause an unavoidable delay, executive or judicial orders that cause an unavoidable delay, enemy or hostile government actions, civil commotion, war, terrorism (foreign or domestic), fire, accident, explosion, falling objects or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, whether foreseeable or unforeseeable or whether similar or dissimilar to any of the foregoing (collectively, "Force Majeure") will excuse performance of the obligations required to be performed by that party for a period equal to the duration of the prevention, delay or stoppage caused by the applicable Force Majeure event unless this Lease expressly states that a period is not subject to extension for Force Majeure. Upon the occurrence of a Force Majeure event, the non-performing party will promptly notify the other party that a Force Majeure event has occurred and its anticipated impact on performance of the obligation in question, including the expected duration of the prevention, delay, or stoppage caused by the applicable Force Majeure event. The non-performing party will furnish the other party with periodic updates regarding the status of the Force Majeure event and will use reasonable efforts to minimize the duration or effects of the prevention, delay, or stoppage. Notwithstanding anything to the contrary contained in this Lease, in no event will a Force Majeure event excuse or delay Tenant's obligation to pay Rent or other charges or other monetary obligations of any nature under this

Lease, entitle Tenant to abate Rent or terminate this Lease, except as allowed pursuant to Articles 14 and 15 of this Lease, nor excuse or delay Tenant's obligation to maintain insurance and otherwise comply with the provisions of Section 17.2 above, and in no event will the failure of a party to comply with applicable Law be deemed a Force Majeure event or be excused by a Force Majeure event.
28.5    Accord and Satisfaction; Allocation of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease will be deemed to be other than on account of the earliest due Rent; nor will any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of the Rent or pursue any other remedy provided for in this Lease.
28.6    Attorneys' and Other Fees. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party will be entitled to recover as a part of the action its reasonable attorneys' fees, and all other reasonable costs. The prevailing party for the purpose of this Section will be determined by the trier of the facts.
28.7    Construction. All headings and titles in this Lease are solely for the convenience of the parties only and will not be considered a part of this Lease. Except as otherwise provided in this Lease, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. This Lease will not be construed as if either Landlord or Tenant had prepared it, but rather as if both Landlord and Tenant had prepared it. Any deletion of language from this Lease prior to its execution by Landlord and Tenant will not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.
28.8    Confidentiality. Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information. The parties will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than such party’s affiliates and any of its or its affiliates' members, partners, lenders, officers, directors, principals, employees, financial, legal, or other advisors, and space planning consultants on a need-to-know basis or as required by Law or legal process.
28.9    Governing Law and Venue.
28.9.1    This Lease will be governed by, interpreted under, and construed and enforced in accordance with the Laws of the state of New Jersey (the "State") applicable to agreements made and to be performed wholly within the State.
28.9.2    Landlord and Tenant agree to submit to the exclusive jurisdiction and venue of the state or federal courts located in the county in which the Project is located with respect to any controversy, dispute, claim, action, litigation or similar proceeding arising under or related to this Lease.

28.10    Authority. Tenant represents and warrants to Landlord, that each individual executing this Lease on behalf of Tenant is authorized to do so.
28.11    Duplicate Originals; Counterparts.   This Lease may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same document.  This Lease may be executed by a party's signature transmitted electronically (including, but not limited to, via Docusign), and copies of this Lease executed and delivered by electronic means (including, but not limited to, via Docusign) will have the same force and effect as copies hereof executed and delivered with original wet signatures.  All parties hereto may rely upon electronic signatures as if such signatures were original wet signatures.  Any party executing and delivering this Lease by electronic means will, if requested by the other party, promptly thereafter deliver a counterpart signature page of this Lease containing said party's original signature; provided, however, that any failure to do so will not affect the enforceability of this Lease.  All parties hereto agree that a signature page executed and delivered by electronic means may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original wet signature page.
28.12    Offer. The submission and negotiation of this Lease will not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties).
28.13    Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it will promptly furnish Landlord, from time to time (but no more than once in any calendar year, unless in connection with a transfer of ownership or refinancing, or in connection with Tenant's exercise of any extension option (meaning Tenant's option to extend the Term as set forth in Section 28.28, the "Extension Option") granted under this Lease, or if a Default then exists), upon Landlord's written request, with financial statements reflecting Tenant's current financial condition. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects.
28.14    Recording. Tenant will not record this Lease without the prior consent of Landlord, which consent may be withheld in Landlord's sole discretion.
28.15    Severability. In the event any portion of this Lease will be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion will be deemed severed from this Lease, and the remaining parts hereof will remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Lease.
28.16    Survival. All indemnity and other unsatisfied obligations set forth in this Lease will survive the expiration or earlier termination hereof.
28.17    WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND

ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY. THE PARTIES FURTHER HEREBY WAIVE THE RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED.
28.18    Successors and Assigns. Subject to the terms and conditions of Article 13 of this Lease, this Lease will apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.
28.19    Integration of Other Agreements; Amendments. This Lease sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence, and documentation with respect thereto. Any oral representations or modifications concerning this Lease will be of no force or effect. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.
28.20    TIME OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO THIS LEASE AND EACH AND EVERY TERM AND PROVISION HEREOF.
28.21    Waiver. The waiver by a party of any breach of any term, covenant, or condition of this Lease will not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition. No delay or omission in the exercise of any right or remedy of a party will impair such right or remedy or be construed as a waiver of any Default or other failure of the other party in keeping, observing, or performing any covenant, agreement, condition, or provision of this Lease. Landlord's subsequent acceptance of partial Rent or performance by Tenant will not be deemed to be an accord and satisfaction or a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, or of any right of Landlord to a forfeiture of this Lease by reason of such breach, regardless of Landlord's knowledge of such preceding breach at the time of Landlord's acceptance. Consent to or approval of any act by a party requiring consent or approval of the other party will not be deemed to waive or render unnecessary such consent to or approval of any subsequent act. Any waiver must be in writing and will not be a waiver of any other matter concerning the same or any other provision of this Lease.
28.22    No Surrender. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, will constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant will constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.
28.23    Number and Gender. As used in this Lease, the neuter includes masculine and feminine, the singular includes the plural and use of the word "including" will mean "including without limitation."

28.24    Days. The term "days" will mean actual days occurring, including Saturdays, Sundays, and Holidays, and the term "Holidays" will mean all federally observed holidays, including New Year's Day, Martin Luther King, Jr., Day, Presidents' Day, Memorial Day, Juneteenth, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Eve, and Christmas Day.
28.25    OFAC Compliance.
28.25.1    Tenant hereby represents and warrants to Landlord that Tenant and its directors, officers, employees, agents and affiliates are not, and during the Term will not be, Sanctioned Persons (defined below). A "Sanctioned Person" is (a) an entity or individual named on the Consolidated Sanctions List or the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control, or any successor list, or targeted by the U.S. Department of State under economic or financial sanctions or trade embargoes of the United States of America (collectively, the "Sanctions Laws"); (b) any other entity or individual with which an entity incorporated in the United States of America is prohibited from dealing pursuant to Sanctions Laws; or (c) any entity or individual acting on behalf of anyone described in the foregoing clauses of this definition.
28.25.2    Tenant represents and warrants that Tenant is, and during the Term will remain, in compliance with Sanctions Laws and Anti-Money Laundering Laws (defined below), and will not, directly or indirectly, take any action that would cause Tenant or Landlord to be in violation of Sanctions Laws or Anti-Money Laundering Laws. "Anti-Money Laundering Laws" means the U.S. Bank Secrecy Act, the USA PATRIOT Act, and all other laws of the United States of America that prohibit money laundering or other use of funds derived from illegal activity.
28.25.3    Tenant covenants to provide any information reasonably deemed necessary by Landlord to comply with Landlord's obligations under Sanctions Laws or Anti-Money Laundering Laws, and this obligation will survive the termination of this Lease. Breach of any of the foregoing representations, warranties and covenants will be considered a Default under this Lease and will entitle Landlord to pursue all rights and remedies available to Landlord under this Lease and/or applicable Laws.
28.25.4    Landlord hereby represents and warrants to Tenant that Landlord and its directors, officers, employees, agents and affiliates are not, and during the Term will not be, Sanctioned Persons. Landlord represents and warrants that Landlord is, and during the Term will remain, in compliance with Sanctions Laws and Anti-Money Laundering Laws, and will not, directly or indirectly, take any action that would cause Landlord or Tenant to be in violation of Sanctions Laws or Anti-Money Laundering Laws. Landlord covenants to provide any information reasonably deemed necessary by Tenant to comply with Tenant's obligations under Sanctions Laws or Anti-Money Laundering Laws, and this obligation will survive the termination of this Lease. Breach of any of the foregoing representations, warranties and covenants by Landlord will constitute a default by Landlord under this Lease and will entitle Tenant to pursue all rights and remedies available to Tenant under this Lease and/or applicable Laws.

28.26    Lien for Rent. In consideration of the mutual benefits arising hereunder, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises (excluding any property subject to a prior perfected security interest of a third-party lender), and such property will be and remain subject to such lien and security interest of Landlord for payment of all Rent. The provisions of this Section will constitute a security agreement under the Uniform Commercial Code in force in the jurisdiction in which the Premises are located (the "UCC") such that Landlord will have and may enforce a security interest on all property of Tenant now or hereafter placed in or upon the Premises, including, but not limited to, all fixtures, furniture, equipment, machinery, and other articles of personal property. Landlord, as the secured party, will be entitled to all of the rights and remedies afforded to a secured party under the UCC in addition to Landlord's liens and other rights provided by law or by the other terms and provisions of this Lease, and Landlord will have the right to file a UCC-1 Financing Statement reflecting such lien. Notwithstanding the foregoing, the lien and security interest granted to Landlord hereunder shall be subordinate to any existing lien or security interest encumbering any of Tenant's property as of the Effective Date, provided that (i) such existing lien or security interest has been disclosed in writing to Landlord on or before the Effective Date, and (ii) Tenant has provided Landlord with reasonable evidence of such existing lien or security interest on or before the Effective Date. The parties hereby acknowledge and agree that, prior to the Effective Date, Tenant has disclosed to Landlord and Landlord has accepted as reasonable evidence the existing lien and security interest held by Hercules Capital, Inc., as administrative agent and collateral agent, encumbering Tenant's property pursuant to that certain Loan and Security Agreement dated as of June 30, 2023, as amended by the Third Amendment to Loan and Security Agreement dated as of January 5, 2026 (as further amended, restated, or modified from time to time, the "Hercules Loan Agreement"), which is publicly filed with the U.S. Securities and Exchange Commission. The lien and security interest of Hercules Capital, Inc. under the Hercules Loan Agreement shall be and is hereby confirmed to be superior to the lien and security interest of Landlord granted under this Section 28.26.
28.27    Flood Zone Disclosure.  Pursuant to the Flood Risk Notification Law, N.J.S.A. 46:8-50, Landlord and Tenant hereby acknowledge that they have simultaneously herewith executed and delivered the Flood Risk Notice attached hereto as Exhibit I.
28.28    Extension Options.
28.28.1    Landlord hereby grants to Tenant one (1) option to extend the Term for all (but not part) of the Premises in accordance with the provisions of this Section 28.28, Tenant must exercise the option for all of the Premises for a period of three (3) years, with Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease not less than nine (9) months prior to the expiration of the Term. The extension period shall commence on the day immediately following the last day of the Term (as it may have been extended). The extension option may not be exercised by Tenant if a Default exists at the time of exercise of the option.
28.28.2    If Tenant exercises its option to extend the Term, Landlord shall, within thirty (30) days after receipt of Tenant’s exercise notice, notify Tenant in writing of Landlord’s reasonable determination of the Minimum Rent (including increases) and Additional Rent for the Premises for the applicable three (3) year option period, which Minimum Rent amount shall be one hundred percent (100%) of the Prevailing Market Rate (as hereafter defined) for such space. Tenant shall have thirty (30) days from its receipt of Landlord’s notice setting forth Landlord’s determination of Minimum Rent and Additional Rent to notify Landlord in writing that Tenant (i) agrees with Landlord’s determination of the Minimum Rent and Additional Rent, or (ii) does not agree with Landlord’s determination of the Minimum Rent and Additional Rent and that Tenant elects to determine the Prevailing Market Rate in accordance with the procedure set forth below. If Tenant does not so notify Landlord in writing within thirty (30) days of its receipt of Landlord’s notice, Minimum Rent and Additional Rent for the Premises for the applicable extended term shall be the Minimum Rent and Additional Rent set forth in Landlord’s notice to Tenant. The phrase “Prevailing Market Rate” shall mean one hundred percent (100%) of the then prevailing market rate as of the date of Tenant's written notice exercising the applicable extension option for base rent (including increases) for a three (3) year Term calculated on a per rentable square foot basis for leases covering buildings comparable to the condition of the Premises for similar commercial buildings located in the Jersey City and Hoboken Hudson Waterfront Market (hereinafter referred to as the “Market Area”), and taking into account all other relevant factors, including but not limited to rent concessions. The Prevailing Market Rate shall be determined by the following procedure as follows:
28.28.3    In the event that Tenant notifies Landlord that Tenant disagrees with Landlord’s determination of the market rate and that Tenant elects to determine the Prevailing Market Rate, then Tenant shall specify, in such notice to Landlord, Tenant’s selection of a real estate broker, who shall act on Tenant’s behalf in determining the Prevailing Market Rate. Within twenty (20) days after Landlord’s receipt of Tenant’s selection of a real estate broker, Landlord, by written notice to Tenant, shall designate a real estate broker, who shall act on Landlord’s behalf in the determination of the Prevailing Market Rate. Within twenty (20) days of the selection of Landlord’s broker, the two (2) brokers shall render a joint written determination of the Prevailing Market Rate. If the two (2) brokers are unable to agree upon a joint written determination within said twenty (20) day period, the two brokers shall select a third broker within such twenty (20) day period. Within twenty (20) days after the appointment of the third broker, the third broker shall render a written determination of the Prevailing Market Rate by selecting, without change, the determination of one (1) of the original brokers as to the Prevailing Market Rate and such determination shall be final, conclusive and binding. All brokers selected in accordance with this subparagraph shall have at least ten (10) years prior experience in the commercial leasing market of the Market Area and shall not have been employed by either Landlord or Tenant for three (3) years immediately preceding their appointment under the provisions of this Section 28.28. If either Landlord or Tenant fails or refuses to timely select a broker, the other broker shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate pursuant to this Section 28.28. Landlord shall bear the fee and expense of its broker, Tenant shall bear the fee and expenses of its broker, and Landlord and Tenant shall share equally the fee and expenses of the third broker, if any.
28.28.4    Except for the Minimum Rent, which shall be determined as set forth in this Section 28.28 above and the Additional Rent as determined by Landlord in Landlord’s notice to Tenant setting forth Landlord’s determination of Minimum Rent and Additional Rent, the leasing of the

Premises by Tenant for the applicable extended term shall be subject to all of the same terms and conditions set forth in this Lease, including Tenant’s obligation to pay Additional Rent; provided, however, that any enumerated rent abatements or other concessions (other than those tied to a Landlord default or arising from a casualty event governed by Article 14 or a condemnation event governed by Article 15) applicable to the Premises during the initial Term shall not apply during any such extended term, nor shall Tenant have any additional extension options, beyond the one (1) option described in this Section 28.28. Landlord and Tenant shall promptly enter into an amendment to this Lease to evidence Tenant’s exercise of its renewal option, the Minimum Rent and Additional Rent for such renewal term, and the expiration date of such renewal term.
28.28.5    The option granted to Tenant in this Section 28.28 of the Lease is personal to the original Tenant and may be exercised only by the original Tenant or a Permitted Transferee, as the case may be, and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant, or a Permitted Transferee. The option granted to Tenant in this Section 28.28 is not assignable separate and apart from this Lease nor may any option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an option under this Section 28.28 is exercisable by Tenant, and the Lease has been assigned (other than to a Permitted Transferee) the option shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:
30 MONTGOMERY OWNER, LLC,
a Colorado limited liability company

By: LARC Manager, Inc.,
       a Delaware corporation,
       its Manager

By: /s/ Mark P. Kalkus

Printed Name: Mark P. Kalkus

Title: President

Date: 6/4/26

TENANT: Compass Pathways, Inc., a Delaware corporation, By: /s/ Mary-Rose Hughes Printed Name: Mary-Rose Hughes Title: SVP Finance Date: 6/4/2026

EXHIBIT A
FLOOR PLAN OF PREMISES

EXHIBIT A -1-
4901-9524-1072, v. 1

EXHIBIT B
SITE PLAN OF BUILDING

EXHIBIT B -1-
4901-9524-1072, v. 1

EXHIBIT C
LEGAL DESCRIPTION

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF JERSEY CITY, COUNTY OF HUDSON, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE NORTHERLY LINE OF MONTGOMERY STREET (100' WIDE) AND THE EASTERLY LINE OF GREENE STREET (60' WIDE) AND RUNNING; THENCE

1. ALONG THE EASTERLY LINE OF GREENE STREET, NORTH 8 DEGREES 43 MINUTES 40 SECONDS EAST, A DISTANCE OF 167.50 FEET TO A POINT IN THE SOUTHERLY LINE OF CHRISTOPHER COLUMBUS DRIVE (FORMERLY RAILROAD AVENUE, 80' WIDE); THENCE

2. ALONG THE SOUTHERLY LINE OF CHRISTOPHER COLUMBUS DRIVE, ON A CURVE TO THE RIGHT HAVING A RADIUS OF 4,040.00 FEET, AN ARC LENGTH OF 152.34 FEET TO A POINT; THENCE

3. SOUTH 8 DEGREES 33 MINUTES 00 SECONDS WEST, A DISTANCE OF 155.02 FEET TO A POINT IN THE NORTHERLY LINE OF MONTGOMERY STREET; THENCE

4. ALONG THE NORTHERLY LINE OF MONTGOMERY STREET, NORTH 81 DEGREES 26 MINUTES 50 SECONDS WEST, A DISTANCE OF 152.32 FEET TO THE POINT AND PLACE OF BEGINNING.

BEING ALSO KNOWN AS:

LOT 1, BLOCK 11605, ON THE OFFICIAL TAX MAP OF JERSEY CITY

EXHIBIT C -1-
4901-9524-1072, v. 1

EXHIBIT D
TERM CERTIFICATION
The undersigned, as Tenant, under that certain lease dated [______________________] (the "Lease"), with [_________________________________], as Landlord, hereby certifies as follows:
1.    That the undersigned has entered into occupancy of the Premises described in the Lease.
2.    That the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows: ____________________________________________________________.
3.    That the Lease represents the entire agreement between the parties as to said leasing.
4.    That the Commencement Date of the Lease is: __________________________. The Lease expires on _____________.__________________________.
5.    That all improvements to have been constructed or completed by Landlord have been substantially completed in a satisfactory manner and all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied.
6.    That there are no defaults by either Tenant or Landlord under the Lease.
7.    That no rents have been prepaid, other than as provided in the Lease.
8.    That on this date there are no existing defenses or offsets, which the undersigned has against the enforcement of the Lease by Landlord.
9.    That the undersigned has received ___ set(s) of keys to the Premises on this date.
EXECUTED this ________ day of ___________________________, 20___.

TENANT:
[____________________________________], a [_______________]
By: _________________________________ Printed Name:_________________________ Title:________________________________

EXHIBIT D -1-

EXHIBIT E
CONSTRUCTION RULES

1.    All contractors, subcontractors, and materialmen ("Contractor Parties") will check in and out with property management, will be appropriately dressed and will display a courteous demeanor towards tenants, customers, visitors and general public. No Contractor Parties will remain in the Project after work hours.
2.    All Contractor Parties will clean the job site after meals are eaten. Alcoholic beverages and drugs are not to be brought into, or consumed in the Project. Personnel appearing to be under the influence of either alcoholic beverages or drugs will not be allowed into the Project.
3.    Parking for all personnel must be arranged prior to commencement of work, and will be provided in designated areas only. Vehicles in unapproved areas will be subject to citation and towing without notice. Any parking charges are the sole responsibility of the Contractor Parties.
4.    All materials are to be stored at the job site or in designated storage areas. No materials are to be stored in corridors or in public areas. Landlord may provide minimum secured storage for materials with prior arrangement.
5.    All work areas are to be visually and materially protected from the tenants and general public. If required by Landlord, the job site will be sealed off from the balance of the adjoining space so as to minimize the disbursement of dirt, debris and noise.
6.    Radios or other excessive noise are not permitted.
7.    The use of toxic materials or odor-causing liquids must be scheduled with Landlord in advance and prior notice must be given to the tenants adjacent to the job site.
8.    All non-job site areas are to be kept clean and dust free. No material residue will be tracked through corridors or public areas.
9.    Contractor Parties will ensure the job site is left clean and secure at the completion of each work day. Trash and excess materials will (a) not remain on, in, or at the job site; (b) be disposed of in bins or by truck promptly; (c) not be staged in storage at the job site in any public or adjacent areas; and (d) will not be disposed of in the Project's trash receptacles.
10.    These Construction Rules will remain subject to change based upon guidelines, rules, and regulations provided from time to time by the Centers for Disease Control and Prevention ("CDC"), Building Owners and Managers Association International ("BOMA"), Occupational Safety and Health Administration ("OSHA"), and others. To the extent the guidelines, rules, and regulations promulgated and developed by CDC, OSHA, BOMA, and other applicable organizations (collectively, the "Guidelines") and any and all Laws conflict with these Construction Rules or provide more stringent requirements than these Construction Rules, the Guidelines and Laws will apply.  Contractor Parties must at all times comply with all applicable Laws and Guidelines.

EXHIBIT E -1-

EXHIBIT F
BUILDING SERVICES
Subject to all Laws applicable thereto and the Rules and Regulations, Landlord agrees to furnish the following services in a manner that such services are customarily furnished to comparable projects in the area:
1.    Electrical power for normal general office use, as determined by Landlord.
2.    HVAC, when necessary for normal comfort for normal office use of the Premises during Business Hours, except that, at Landlord's option, HVAC during Business Hours on Saturdays (if any) will be upon Tenant's request only. If Tenant desires HVAC at any time outside of Business Hours, Landlord will use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant will pay Landlord's then-standard charges therefor on demand.
3.    City water from the regular Building outlets for drinking, lavatory, and toilet purposes.
4.    Maintenance of the Common Areas.
5.    Non-exclusive automatic passenger elevator service, provided that the number of elevators available after Business Hours may be limited as Landlord deems reasonably necessary.
6.    Replacement for building standard light bulbs. Tenant will bear the cost of replacement of non-standard bulbs, and all fixtures, starters and ballasts within the Premises.
7.    Restroom supplies.
8.    Janitorial services five (5) days per week, except for Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.
9.    Keycard access twenty-four (24) hours per day, seven (7) days a week.
10.    Landlord may, from time to time, provide such on-premises courtesy personnel (who will not necessarily have any responsibilities for any security), the cost of which will be included in Operating Costs hereunder; but, subject to this Paragraph 10, Landlord makes no representation or warranty, written or oral, express or implied, that any security will be provided to the Project, or if provided, what the level of that security may be. Notwithstanding the foregoing, the Building shall, on a twenty-four (24) hours per day, seven (7) days a week basis, contain a manned desk security and turnstiles. Subject to the immediately preceding sentence, Landlord does not guarantee any level of security and is released from any responsibility for any

EXHIBIT F -1-

Claims based upon assertions that Landlord failed to provide adequate security to the Project, the Premises, or otherwise.
11.    "Business Hours" will mean Monday through Friday, from 8:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m., excluding Holidays, which hours will be subject to change by Landlord from time to time.

EXHIBIT F -2-

EXHIBIT G
RULES AND REGULATIONS
1.    Tenant will cause all third parties providing work or services in the Project to or on behalf of Tenant (other than on an occasional or incidental basis) to carry the commercial general liability, worker's compensation and automobile insurance Tenant is required to carry under Article 17 and to comply with the requirements of Article 17 applicable to such insurance (including naming Landlord and the other required parties as additional insureds under the commercial general liability policy and providing the required certificates of insurance).
2.    The Common Areas will not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The Common Areas are not for the general public, and Landlord will in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interest of the Project and its tenants; provided that nothing herein contained will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. If the responsibility for the HVAC system is not a tenant's, no tenant and no employee or invitee of any tenant will go upon the roof of the Project except in the case of maintenance of the HVAC system.
3.    No cooking will be done or permitted on the Premises except that private use by Tenant of approved microwave ovens, equipment for brewing coffee, tea, hot chocolate, and similar beverages will be permitted, provided that such use is in accordance with all Laws.
4.    No animals (except for service animals) will be brought or kept in the Premises or the Project.
5.    Landlord will in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person in the case of invasion, mob, riot, public excitement, or other circumstances rendering such action advisable in Landlord's opinion. Landlord reserves the right to prevent access to the Project during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.
6.    No curtains, draperies, blinds, shutters, shades, screens, or other coverings, hangings, or decorations will be attached to, hung, or placed in, or used in connection with, any window of the Project.
7.    Tenant will ensure that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant's employees leave the Premises so as to prevent waste or damage. For any failure or carelessness in this regard, Tenant will make good all injuries sustained by other tenants or occupants of the Project or Landlord.
8.    The toilet rooms, toilets, urinals, wash bowls, and other apparatus will not be used for any purpose other than that for which they are constructed, no foreign substance of any kind whatsoever will be thrown therein, and the expense of any breakage, stoppage, or damage to the

EXHIBIT G -1-

portions of the sewer line that are Landlord's responsibility, if any, resulting from the violation of this rule will be borne by the tenants who, or whose employees or invitee, will have caused it.
9.    No tenant will install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Project. No television or radio or recorder will be played in such a manner as to cause a nuisance to any other tenant.
10.    No material will be placed in the trash bins or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the locale without being in violation of any law or ordinance governing such disposal. Tenant will not overload or cause to be overloaded the trash bins or trash container areas. Landlord will have the right to charge Tenant for any extra trash removal necessitated by extraordinary trash volume from the Premises. Each tenant will comply with any and all Laws regarding recycling or with Landlord's recycling policy as part of Landlord's sustainability practices if more stringent than applicable Laws.
11.    Canvassing, soliciting, distribution of handbills, or any other written material and peddling in the Project are prohibited, and each tenant will cooperate to prevent the same.
12.    Except in a case of emergency, the requirements of tenants will be attended to only upon application in writing at the office of the Project or by facsimile transmitted to the office of the Project manager. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.
13.    Tenant will not conduct in or about the Project any auction, public or private, without the prior written approval of Landlord.
14.    Tenant will not cause improper noises, vibrations, or odors within the Project.
15.    Tenant will not mark, paint, drill into, cut, string wires within, or in any way deface any part of the Project, without the prior consent of Landlord, and as Landlord may direct.
16.    Tenant will not place objects on window sills or otherwise obstruct the exterior wall window covering.
17.    Tenant will keep all fire doors and all smoke doors closed at all times.
18.    Tenant will not use any portion of the Premises for lodging.
19.    Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord is intoxicated or under the influence of liquor or drugs, or who will in any manner do any act in violation of any of these Rules and Regulations.
20.    Tenant will not park or attach any bicycle or motor driven cycle on or to any part of the Premises or Building.
21.    This is a non-smoking facility. Smoking is prohibited within the confines of the Building.

EXHIBIT G -2-

22.    Provided Landlord acts in good faith pursuant to sound operating procedures, Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.
23.    These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions, and provisions of any lease of premises in the Building.
24.    Landlord reserves the right to modify the foregoing and promulgate such other rules and regulations as Landlord may from time to time decide are needed for the safety, care, or cleanliness of the Project, for the preservation of good order therein, or as changed conditions or particular circumstances may require.
25.    These Rules and Regulations will remain subject to change based upon guidelines, rules, and regulations provided from time to time by the CDC, BOMA, OSHA, and others. To the extent the guidelines, rules and regulations promulgated and developed by the CDC, BOMA, OSHA, and other applicable organizations (collectively, the "Guidelines") and any and all Laws conflict with these Rules and Regulations or provide more stringent requirements than these Rules and Regulations, the Guidelines and Laws will apply.  Tenant at all times must comply with all applicable Laws and Guidelines.

Sustainability Provisions:
1.    Landlord encourages tenants to look for environmentally preferable products for their purchasing and procurement practices. Tenants will install only high efficiency/low or no mercury lamps throughout their premises.
2.    Landlord may adopt a green cleaning policy for the Project that provides strategies and guidelines for the selection and use of safe cleaning products and procedures. All cleaning vendors, janitorial staff, and maintenance staff must comply with the policy. If a tenant is responsible for cleaning their own premises, they will also abide by the green cleaning policy to prevent contamination of occupants of the Building.
3.    Tenant will use proven energy and water efficiency measures, including energy-efficient bulbs in task lighting, lighting controls, daylighting to avoid over-lighting interior spaces, closing shades on the south side of the Building to avoid overheating the Premises, turning off lights and equipment at the end of the work day, selecting plumbing fixtures that are certified by the U.S. EPA's Water Sense® program, and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, kitchen equipment, vending machines, and ice machines.

EXHIBIT G -3-

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EXHIBIT H
PARKING AGREEMENT
Tenant will be provided the number of reserved parking passes as set forth on the Lease Summary (the “Reserved Parking Passes”). The Reserved Parking Passes will be available for the use by Tenant on a “reserved” and “exclusive” basis, Monday through Friday, 8:00 a.m. to 5:00 p.m. Landlord will place such signs or other markers on each of the spaces comprising the Reserved Parking Passes as may be reasonably necessary to identify all of the spaces comprising the Reserved Parking as “reserved;” such signs or markers will be in such form as Landlord will determine.
During the Term, the monthly rate per vehicle for any parking passes granted Tenant will be the then prevailing rate generally charged for such parking. The parking rates charged by Landlord for Tenant’s parking passes will be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges will be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant will reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.
Tenant’s use of the parking areas serving the Project will be subject to the following:
1.    Parking will not be permitted for Tenant or its employees in the Project over and above the number of spaces designated on the Lease Summary and any parking by Tenant or its employees in excess of such number of spaces will be a Default under this Lease.
2.    All parking areas will be under the control of Landlord, and Tenant agrees that all Tenant Related Parties will conform to such reasonable written parking regulations, conditions and provisions as may from time to time be prescribed by Landlord, provided the same do not increase Tenant’s obligations or decrease Tenant’s rights.
3.    If Tenant is not permitted to utilize the parking areas at any time through no direct intentional act of Landlord, such facts will never be deemed to be a default by Landlord so as to permit Tenant to terminate this Lease (either in whole or in part) or pursue other remedies. Landlord agrees to use reasonable efforts to provide alternate parking for use by Tenant in reasonable proximity to the Building. Landlord will not be responsible for enforcing Tenant’s parking rights against any third parties.
4.    The parking areas will include those areas designated by Landlord as unrestricted parking areas. Any restricted parking areas will be leased only by separate license agreement with Landlord.
5.    Landlord will be entitled to utilize whatever access device Landlord deems necessary (including but not limited to the issuance of parking stickers or access cards) to restrict access to parking areas. In the event any Tenant Related Parties wrongfully use the parking

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areas, Landlord will be entitled and is hereby authorized to impose upon Tenant a charge of $25.00 for each such occurrence. Tenant hereby agrees to pay all amounts becoming due hereunder as Additional Rent upon demand therefor, and the failure to pay any such amount will additionally be deemed a Default.
6.    All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one (1) vehicle to each space. No vehicle will be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Any Tenant Related Parties who do not operate or park their vehicles as required will subject the vehicle to being towed at the expense of the owner or driver and/or having a “boot” placed on the vehicle to immobilize it, in which case a charge of $50.00 may be levied to remove the “boot.”
7.    Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking area, or relocate Tenant’s parking passes to other parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the parking area or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located in the Project

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EXHIBIT I
FLOOD RISK NOTICE

This Notice is provided pursuant to N.J.S.A.46:8-50, and is applicable to the rental property located at:

30 Montgomery Street, Jersey City, New Jersey 07302.

Jersey City, Hudson County, Block 11605, Lot 1.

1. Is any or all of the rental property located wholly or partially in the Special Flood Hazard Area ("100-year/1% Annual Chance Flood Plain") according to FEMA's current flood insurance rate maps for the leased premises area?

Yes, effective map _X_ Yes, preliminary map ___ No ___

2. Is any or all of the rental property located wholly or partially in a Moderate Risk Flood Hazard Area ("500-year/0.2% Annual Chance Flood Plain") according to FEMA's current flood insurance rate maps for the leased premises area?

Yes, effective map ___ Yes, preliminary map ___ No _X_

3. Has the rental premises or any portion of the parking areas of the real property containing the rental premises subject to the lease ever experienced any flood damage, water seepage, or pooled water due to a natural flood event?

Yes _X_ No ___ Unknown ___

If the answer is Yes, how many times has such an event occurred: To Landlord's knowledge, it occurred once.

If the answer is Yes, describe each such event, including date of event: The impact of Hurricane Sandy (October 2012) resulted in water to the sub-grade areas of the Building, resulting in the redesign of systems.

NOTE: Flood risks in New Jersey are growing due to the effects of climate change. Coastal and inland areas may experience significant flooding now and in the near future, including in places that were not previously known to flood. For example, by 2050, it is likely that sea-level rise will meet or exceed 2.1 feet above 2000 levels, placing over 40,000 New Jersey

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properties at risk of permanent coastal flooding. In addition, precipitation intensity in New Jersey is increasing at levels significantly above historic trends, placing inland properties at greater risk of flash flooding. These and other coastal and inland flood risks are expected to increase within the life of a typical mortgage originated in or after 2020. To learn more about these impacts, including the flood risk to your property, visit flooddisclosure.nj.gov. To learn more about how to prepare for a flood emergency, visit nj.gov/njoem/planprepare/ floods.

FLOOD INSURANCE: Flood insurance may be available to renters through FEMA's National Flood Insurance Program to cover your personal property and contents in the event of a flood. A standard renter's insurance policy does not typically cover flood damage. You are encouraged to examine your policy to determine whether you are covered.

[SIGNATURE PAGE FOLLOWS]

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LANDLORD: 30 MONTGOMERY OWNER, LLC, a Colorado limited liability company By: LARC Manager, Inc., a Delaware corporation, its Manager By: Printed Name: Title: Date:
TENANT: Compass Pathways, Inc., a Delaware corporation, By: Printed Name: Title: Date: